                                                                     Exhibit 2.1







                           STOCK PURCHASE AGREEMENT


                                 by and among

                        TSI INTERNATIONAL SOFTWARE LTD

                                      and

                   THE STOCKHOLDERS OF BRAID GROUP LIMITED


                                  March 18, 1999

                                  TABLE OF CONTENTS


ARTICLES
--------

ARTICLE I       PURCHASE AND SALE OF THE SHARES                                         1
ARTICLE II      WARRANTIES OF THE WARRANTORS                                            5
ARTICLE III     FURTHER WARRANTIES OF THE COMPANY STOCKHOLDERS                         33
ARTICLE IV      WARRANTIES OF THE BUYER                                                34
ARTICLE V       RESTRICTIVE COVENANTS                                                  36
ARTICLE VI      INDEMNIFICATION AND WARRANTY LIMITATIONS                               38
ARTICLE  VII    POST CLOSING COVENANTS                                                 43
ARTICLE VIII    DEFINITIONS and INTERPRETATION                                         45
ARTICLE IX      GENERAL PROVISIONS                                                     47
SCHEDULE I                                                                             52
     Part 1     The Warrantors                                                         52
     Part 2     Other Sellers                                                          52
SCHEDULE II                                                                            54
     Part 1     Cash Payments to the Company Stockholders                              54
     Part 2     Calculation of the number of Initial Shares of the Buyer Common Stock  55
     Part 3     Additional Consideration                                               56
SCHEDULE III    Stock Options                                                          59
SCHEDULE IV                                                                            60
     Part 1     Details of the Company                                                 60
     Part 2     Details of the Subsidiaries                                            61
SCHEDULE V      List of Employees                                                      69
SCHEDULE VI                                                                            70
     Part 1     Details of the English Properties                                      70
     Part 2     Details of the Foreign Properties                                      71


AGREED TERMS DOCUMENTS
----------------------
Registration Rights Agreement

Written Resolution of Company Stockholders

                           STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is entered into as of March 18, 1999 (the "Agreement Date") by and among TSI International Software Ltd, a Delaware corporation (the "Buyer"), with its principal place of business at 45 Danbury Road, Wilton, Connecticut 06897-0840, USA; the persons whose names and addresses are set forth in Part 1 of Schedule I hereto (the "Warrantors"), and the persons whose names and addresses are set out in Part 2 of Schedule I (the "Other Sellers"). The Warrantors and the Other Sellers are together referred to herein as the "Company Stockholders". The Buyer, the Warrantors and the Other Sellers are referred to collectively herein as the "Parties."

                             Preliminary Statement
                             ---------------------

     1. The issued share capital of Braid Group Limited, a Bermuda corporation (Registered No. 24200) whose registered office is at Clarendon House, Church Street, Hamilton HM11, Bermuda, ("the Company"), is $6,161,721 divided into 6,161,721 shares of US$1.00 each. Further particulars of the Company are set out in Part 1 of Schedule IV.

     2. The Buyer desires to purchase, and the Company Stockholders desire to sell or procure the sale of 6,161,721 shares of US$1.00 each in the capital of the Company being the entire issued share capital of the Company at Closing (as hereinafter defined), (the "Shares") for the consideration set forth below subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


     ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     1.1  Purchase of the Shares from the Company Stockholders.
          ----------------------------------------------------

         Upon and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Company Stockholders shall sell or procure the sale of and transfer to the Buyer, and the Buyer shall purchase, acquire and accept from each Company Stockholder, with full title guarantee (other than Fiscal Services International Limited as trustee of the Little No 1 Trust and as nominee of Richard Little (the "Trustee") and Karl Briers as trustee of 8,660 Shares for Nicola Briers who shall sell with limited title guarantee) all legal and beneficial interest in the Shares free from all liens, charges, encumbrances and equities of any description together with all rights now or hereafter attaching thereto. At the Closing each Company Stockholder shall deliver or procure delivery to the Buyer of certificates evidencing the Shares accompanied by duly executed transfers of all the Shares in favour of the Buyer. Each of the Company Stockholders hereby waives and undertakes to procure the waiver of all pre-emption and similar rights over the Shares or any of them to which he or any other person may be entitled under the Bye-Laws of the Company, or otherwise in relation to the sale and purchase of the same hereunder.

     1.2  The Closing.
          -----------

          The Closing shall take place at the offices of Salomon Smith Barney in New York or elsewhere as the parties shall agree immediately after the signing and exchange of this Agreement.

     1.3  Actions at Closing.
          ------------------

          At Closing:

          (a) the Company Stockholders will produce and deliver to the Buyer:

              (i) duly executed transfers of the Shares in favour of the Buyer (or as it will direct) together with all relevant share certificates ("the Certificates" (or in the case of any lost certificate an indemnity satisfactory to the Buyer in relation to it) and together also with such waivers and consents as may be required to enable the Buyer and its nominee(s) to be registered as the holders of the Shares;

              (ii) if requested by the Buyer written resignations from all or any directors and the secretary of each Subsidiary and the Company by whose name an asterisk appears in Schedule IV in the agreed terms;

              (iii) a Registration Rights Agreement in the agreed form to be made between the parties hereto and executed by them;

              (iv) if requested by the Buyer duly executed powers of attorney from any or all of the Company Stockholders granted to the Buyer in the agreed terms in respect of the Shares pending registration; and

              (v) a written resolution of the Company Stockholders in the agreed terms:

                    (1) altering the Bye-Laws of the Company to remove the pre-emption rights on transfer contained therein; and

                    (2) approving the transfers referred to in Article 1.3(a)(i) for registration in the books of the Company.

          (b) the Company Stockholders will procure that:

              (i) any persons nominated by the Buyer are appointed as additional directors of the Company (subject to any maximum number of directors imposed by the relevant articles of association), and any person nominated by the Buyer is appointed as secretary of the Company; and

              (ii) a resolution of the directors of the Company is passed effecting the exchange of options referred to in Section 1.4 below.

          (c) the Buyer shall deliver to each Company Stockholder or their respective nominees a global certificate for the number of Initial Shares (as defined in Section 1.4 below) and shall pay to the Stockholders' Representative on behalf of the Company Stockholders that part of the Cash Payment payable to them (in accordance with Section 1.4 below) by wire transfer in immediately available funds to the account stated in Section 1.6 below. The Warrantors will indemnify and hold harmless the Buyer from any claims or demands made by any Company Stockholders relative to the allocation, distribution or non-distribution of Additional Consideration by Stockholders' Representative to the Company Stockholders.

          (d) the Company Stockholders will deliver to the Buyer an opinion in a form satisfactory to the Buyer from Crill Canavan.

          (e) the Company Stockholders will deliver to the Buyer an opinion in a form satisfactory to the Buyer from Conyers Dill.

     1.4  Purchase Price.
          --------------

          The aggregate purchase price to be paid by the Buyer for the Shares shall be (i) $30,000,000 (Thirty Million Dollars) in cash (the "Cash Payment") payable to the Company Stockholders in the amounts set out in Part 1 of Schedule II, (ii) 1,103,629 shares of common stock, $0.01 par value per share, ("Buyer Common Stock") of the Buyer (the "Initial Shares") and (iii) cash and/or shares of common stock of the Buyer payable in accordance with Part 3 of Schedule II ("Additional Consideration").

          The Buyer shall also issue options over the Buyer Common Stock in exchange for existing options over shares of the Company as follows. At Closing the board of Directors of the Company shall effect an exchange of the share options held by the officers, employees and consultants of the Company identified in Schedule V and the Buyer shall enable the officers, employees and consultants of the Company identified in Schedule V to participate in its employee stock option plan and shall grant stock options in accordance with the terms of such plan to such persons on the basis shown in Schedule V.

          Buyer Common Stock representing the Initial Shares shall be issued at Closing to the Company Stockholders or their respective nominees.

          The number of shares of the Buyer Common Stock issuable as the Additional Consideration and/or on exchange of options referred to in this
Section 1.4 shall be subject to equitable and appropriate adjustment in the event of any stock split, stock dividend, reverse stock split or the merger or consolidation of the Buyer which is to another Business Entity as a result of which the Buyer Common Stock is converted into or exchanged for the right to receive cash or other property or any exchange of shares of the Common Stock of the Buyer for cash securities or other property pursuant to a statutory share exchange transaction or similar event affecting the Buyer Common Stock between the Agreement Date and the date when such stock is to be issued in accordance with this Agreement.

     1.5  Exchange of Shares.
          ------------------

          At Closing each Company Stockholder shall surrender or procure the surrender to the Buyer of the Certificates and the Stockholders' Representative on behalf of each Company Stockholder shall be entitled to receive in exchange therefor his respective proportion of the Cash Payment and the Initial Shares issuable pursuant to Section 1.4 above. No holder of Certificates shall be entitled to receive the consideration to which he would otherwise be entitled until his Certificates are properly surrendered.

     1.6  Stockholders' Representative
          ----------------------------

          (a) In order to administer efficiently the receipt of the Cash Payment, Additional Consideration and certificates for the Buyer Common Stock, the Company Stockholders hereby designate Richard Little as their representative (the "Stockholders' Representative").

          (b) The Company Stockholders hereby authorize the Stockholders' Representative to receive the Cash Payment and the certificates for the Buyer Common Stock due to them at Closing under the terms of this Agreement and to give a valid receipt on their behalf for such monies and certificates (which receipt shall be an absolute discharge to the Buyer in respect of its obligation to satisfy the Cash Payment and delivery of such certificates). The Buyer shall be under no obligation to enquire as to the allocation of the Cash Payment and certificates amongst the Company Stockholders who shall have no claim against the Buyer as a result of the acts or omissions of the Stockholders' Representative made or purported to be made pursuant to this Section 1.6. The Cash Payment shall be paid into the following bank account:

          Bank:                           Chase Manhattan Bank, NYC

          Bank or Sort Code:              021 000 021

          Account No:                     066-198038

          For further credit to:

          Account No:                     309-79513-1-7-051

          Name:                           Richard Little Special

          (c) The Additional Consideration, (if any) shall be paid to the Stockholders' Representative in the case of cash to the bank account set out above or in the case of certificates for the Buyer Common Stock by delivery to the Stockholders' Representative (whose receipt shall be an absolute discharge to the Buyer in respect of its obligation to satisfy the Additional Consideration). The Buyer shall be under no obligation to enquire as to the allocation of the Additional Consideration amongst the Company Stockholders who shall have no claim against the Buyer as a result of the acts or omissions of the Stockholders Representative made or purported to be made pursuant to this
Section 1.6. The Company Stockholders hereby authorize the Stockholders' Representative to distribute the Additional Consideration (if any) amongst them or any of them in such proportions or amounts as the Stockholders' Representative and the Warrantors in their absolute discretion consider appropriate.

     1.7  Resale Restrictions on Initial Shares
          -------------------------------------

          The Company Stockholders agree that they will not, without the prior
written consent of the Buyer, for a period of twelve (12) months following   the
Closing Date, directly or indirectly offer, sell, contract to sell or otherwise dispose of or otherwise transfer (a "Disposition") the economic risk of ownership of 50% of the Initial Shares (as such number may be adjusted to reflect stock splits, stock dividends, recapitalizations and similar transactions) and the Buyer may place legends on the share certificates and stop transfer restrictions to reflect this restriction.


     ARTICLE II

                         WARRANTIES OF THE WARRANTORS

     Subject to the provisions of Article VI, the Warrantors jointly and severally warrant to the Buyer that the statements contained in this Article II (the "Warranties") are true and correct except as fully and fairly disclosed in the disclosure letter of even date herewith attached hereto from the Warrantors to the Buyer disclosing exceptions to the Warranties (the "Disclosure Letter"). The Disclosure Letter shall be initialled by each of the Warrantors and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article. For the avoidance of doubt, the tax covenant in section 2.8(b) is
not a Warranty and as such shall not be subject to any provision that relates to the Warranties. In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge, information, belief and/or awareness of the Warrantors (or similar expression), each Warrantor will be deemed to have such knowledge, information, belief or awareness as such Warrantor would have obtained had such Warrantor made all reasonable enquiries of (i) the professional advisers of the Company and its Subsidiaries (ii) the directors of Braid Systems Limited who shall be employed by any company within the Group, and
(iii) the other Warrantors into the subject matter of that Warranty and the knowledge, information, belief and awareness of any one of the Warrantors shall be imputed to the remaining Warrantors. In this Article II the expression "the Company" shall (except in Sections 2.1 and 2.2(a) and where the context otherwise requires) mean each Company within the Group except the companies whose status is stated to be "dormant" in Schedule IV Part 2 so that each Warranty shall apply to each such company separately.

     2.1  Organization, Qualification and Corporate Power.
          -----------------------------------------------

          Each of the Company and the Subsidiaries is a private company limited by shares incorporated in the jurisdiction set out against that company's name in Schedule IV. The details set out in Schedule IV are true and accurate. Each of the Company and the Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of the Company's and each of the Subsidiaries' Bye-Laws and Charters, each as amended and as in effect on the Agreement Date, in the case of the Company certified by a duly authorized officer of the Company. Each of the Company and the Subsidiaries has at all times complied in all material respects with, and is not in default under or in violation of, any material provision of its Charter and Bye-Laws. Any and all shareholder and board approvals required by the Company and the Subsidiaries by all relevant laws with respect to this Agreement and the transaction contemplated hereby have been duly and timely obtained.

     2.2  Capitalization.
          --------------

          (a) The authorized share capital of the Company consists of 12,000,000 shares of US$1.00 par value per share, of which 6,161,721 shares are issued and all of which shares are beneficially owned by the Company Stockholders other than those shares held by the Trustee. Schedule I sets forth a complete and accurate list of all stockholders of the Company, indicating the number of Shares held by each stockholder. All of the issued Shares are duly authorized, validly issued and fully paid, non-assessable and not subject to any right of rescission.

          (b) There are no outstanding or authorized options, warrants, rights, agreements, arrangements, understandings, calls, conversion privileges or commitments in relation to the Company to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, exchange , acquisition or transfer of any of the Company's share capital. No person has any right to call for the issue of any debenture, or share or loan capital of the Company under any other agreement or other arrangement presently in force. Save as set out in the Company's Bye-Laws, there are no pre-emptive or other rights or agreements outstanding to purchase any of the Company's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Company Stock or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under all applicable US, non-US, federal or state securities laws applicable to any of the Company's outstanding securities).

     2.3  Non-contravention.
          -----------------

          Subject to compliance with the applicable requirements of the United States Securities Act of 1933, as amended (the "Securities Act") and any applicable state or non-US securities laws, neither the execution and delivery by the Company Stockholders of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter or Bye-Laws of the Company, (b) require on the part of the Company or, so far as the Warrantors are aware, any Company Stockholder any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") or to the extent that any such consent or approval is required of the Governmental Entity, it has been obtained, (c) result in the imposition of any Security Interest upon any assets of the Company or on the Shares, or (d) violate any order, writ or injunction applicable to the Company or any of its properties or assets, or (e) conflict with, result in material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the material acceleration of, create in any party any material legal right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound (collectively "Company Contracts"). For the purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, transfer restriction, charge or other lien (whether arising by contract or by operation of law). To the Warrantors' knowledge, neither the Company nor any Company Stockholder nor any third party is in material breach of any Company Contract which breach could reasonably be expected to have a material adverse effect on the Company.

     2.4  Subsidiaries.
          ------------

          Details of the Subsidiaries are set out in Part 2 of Schedule IV. The Company does not control directly or indirectly or have any direct or indirect equity interest in any Business Entity that is not a Subsidiary. The Company owns all of the issued and outstanding shares of capital stock of the Subsidiaries free from all liens, charges and encumbrances and there exist no options, warrants or other rights to purchase the shares of or to convert any securities into the shares of any of the Subsidiaries. For the purposes of this Agreement, "Subsidiaries" means any corporation, partnership, limited liability company or other form of business association (a "Business Entity") with respect to which the Company, directly or indirectly, owns or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or others authorized to manage or direct the affairs of such Business Entity.

     2.5  Financial Statements.
          --------------------

          The Company has previously furnished to the Buyer complete and accurate copies of its audited balance sheets and profit and loss accounts and related statements of income, retained earnings, stockholders' equity and cash flows for each of the Subsidiaries for the years ended 31st July 1996, 31st July 1997 and 31st July 1998 (31st July 1998 hereinafter referred to as the "Balance Sheet Date"). The foregoing financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto) and present a true and fair view of the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein. The interim consolidated financial statements of the Group for the six month period ended 31st January 1999 (the "Interim Financial Statement") prepared on the same accounting principles and bases as the Financial Statements have been delivered to the Buyer and reasonably reflect in all material respects the profit and losses of the Company over the period for which it has been prepared. The Company's revenue recognition practice and the record keeping practice underlying the same and the Company's practice in estimating reserves for warranty returns, obsolete inventory, and doubtful accounts all conform in all material respects to all applicable UK GAAP requirements as now existing.

     2.6  Undisclosed Liabilities.
          -----------------------

          The Company has no material liability or obligation (whether known or unknown, whether accrued, absolute, contingent or otherwise, whether liquidated or unliquidated and whether due or to become due) that is not reflected or reserved against in the Financial Statements or the Interim Financial Statements except for those that may have been incurred after the date of the Financial Statements or the Interim Financial Statements in the ordinary course of its business consistent with past practice ("Ordinary Course of Business").

     2.7  Absence of Certain Changes.
          --------------------------

          Since the Balance Sheet Date:

          (a) the Company has not acquired, or agreed to acquire, any tangible asset, interest in any single Intellectual Property Right or investment having a value in excess of ,100,000 or tangible assets (excluding Stock), interests in Intellectual Property Rights or investments having an aggregate value in excess of $500,000;

          (b) the Company has not disposed of, or agreed to dispose of, any tangible asset (excluding Stock), interest in any single Intellectual Property Right or investment either having a value reflected in the Financial Statements in excess of $50,000;

          (c) no loan other than season ticket loans to employees made by the Company which remains outstanding has become due and payable in whole or in part to the Company;

          (d) the Company has not borrowed or raised any money or taken up any financial facilities;

          (e) no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by the Company;

          (f) there has been no adverse change in the financial or trading position of the Company, including, but not limited to, any adverse change in respect of turnover, profits, margins of profitability, liabilities (actual or contingent) or expenses (direct or indirect) of the Company;

          (g) no resolution of the shareholders of the Company has been passed;

          (h) the Company's accounting reference date has not been changed;

          (i) no payment has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on any of the Company Stockholders; and

          (j) the trade and business of the Company has been carried on in the ordinary and normal course.

     2.8  Taxation
          --------

          (a) For the purposes of this Agreement:

              (i) references to "Taxation" means all taxes, charges, fees, levies, duties, imposts or other similar assessments or liabilities, including without limitation, income, corporation, capital gains, value added, customs, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, stamp, transfer gains, inheritance, withholding, employment, payroll and franchise taxes imposed by any domestic or foreign government (including without limitation the US, UK, Bermuda, Hong Kong, Singapore, Australia, Philippines and each other country in which the Company carries on business) or any state, local, county or municipal subdivision thereof, or any other political subdivision of or any such government, or any agency of any of the foregoing, and any interest, fines or penalties to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof;

              (ii) references to "Event" means any event, fact or circumstance whatsoever, including but not limited to, the earning, receipt or accrual for any Taxation purpose of any income, profit or gain, and includes an Event which is deemed to have occurred for any Taxation purpose;

              (iii) references to an Event which occurred on or before Closing includes the combined result of two or more Events, the first of which occurred on or before Closing;

              (iv) references to "Relief" means any relief, allowance, exemption, set-off, deduction or credit available from, against or in relation to Taxation in the computation for any Taxation purpose of income, profits or gains, and any right to a repayment of Taxation, and the loss of a Relief includes the loss of, disallowance or failure to obtain any Relief; and

              (v) references to a payment of Taxation which the Company or any of its Subsidiaries is liable to make includes any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title to any asset or in the enforcement or production of which the Company or any of its Subsidiaries is interested, and any interest, fine or penalty relating to such stamp duty.


          (b) Tax Covenant
              ------------

              The Warrantors covenant with the Buyer to pay to the Buyer an amount equal to the amount of:

              (i) any payment of, or in respect of, Taxation which the Company has made or is liable to make as a result of, or in connection with, any Event which occurred on or before Closing; and

              (ii) any payment of Taxation which the Company would have been liable to make as a result of, or in connection with, any Event which occurred on or before Closing but for the use of any Relief; and

              (iii) any payment of Taxation which the Company would not have been liable to make but for the loss of any Relief (including a Relief surrendered to the Company by another company) as a result of, or in connection with, any Event which occurred on or before Closing, on the basis of the rates of Taxation current at the date of the loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position actually to use the Relief; and

              (iv) any repayment of Taxation to which the Company would have had the right but for the loss of such right as a result of, or in connection with, any Event which occurred on or before Closing; and

              (v) any reasonable costs, fees or expenses (including legal costs on a full indemnity basis) incurred by the Company or the Buyer in connection with:

                    (1) any matter in respect of which the Warrantors are or may be liable under any of paragraphs (i) to (iv) (inclusive); or

                    (2) taking or defending any action (including but not limited to legal proceedings) under this Section 2.8.

              The Warrantors shall not be liable to make a payment under this
Section 2.8(b) to the extent that:

              (i) the Taxation has been paid prior to Closing and has been reflected in the Financial Statements;

              (ii) the Taxation is specifically provided, allowed or reserved for in the Financial Statements and/or the Interim Financial Statements;

              (iii) the same liability has already been recovered by the Buyer under a claim for breach of a Warranty;

              (iv) the Taxation has arisen in respect of actual (but not deemed) profits earned since the date of the Interim Financial Statements in the Ordinary Course of Business of the Company or its Subsidiaries;

              (v) a provision made in the Financial Statements in respect of Taxation is insufficient only by reason of any increase in rates of Taxation or change in law or published practice of any Taxation authority after Closing;

              (vi) it is Taxation which would not have arisen but for a voluntary act or transaction carried out by the Buyer (or persons deriving title from it) or the Company or any of its Subsidiaries after Closing otherwise than in the Ordinary Course of Business and in respect of which the Buyer knew or ought to have known would give rise to the Taxation in question;

              (vii) such Taxation arises as a result of the non availability for setting off against profits, income or gains made, earned or accrued after Closing of the Company or any of its Subsidiaries of any losses incurred by the Company or its Subsidiaries before Closing;

              (viii) the liability would not have arisen or would not have been reduced but for the fact that the treatment of any assets or liabilities or of the Taxation attributable to timing differences (including capital allowances) in future accounts of the Company is different from the treatment in the Financial Statements or Interim Financial Statements unless the change in treatment is necessary for the accounts to comply with generally accepted accounting practices in the country of incorporation for the relevant Subsidiary or in the case of the Company, UK GAAP;

              (ix) such liability occurs, arises wholly or partly out of any transaction or omission whatsoever authorised by or carried out at the written request of the Buyer; and

              (x) the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Closing on the part of the Company to make any claim, election, surrender or disclaimer relating to Taxation the making, giving or doing of which was taken into account in computing the provision for Taxation in the Financial Statements or Interim Financial Statements and the Buyer has been informed of which by the Warrantors prior to Closing.

          (c) No withholding
              --------------

              (i) Except as required by law all payments by the Warrantors under this Section 2.8 will be made free and clear of all deductions and withholdings.

              (ii) If any deduction or withholding is required to be made from any payment by the Warrantors under this Section 2.8 or if (ignoring any available Relief or right to repayment of Taxation) the Buyer is subject to Taxation in respect of any payment by any of the Warrantors under this Section 2.8, the Warrantors covenant with the Buyer to pay to the Buyer such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation provided that nothing in this Section 2.8(c) shall entitle any person deriving title from the Buyer to recover under this Section 2.8(c) any amount greater than the amount which would have been payable to the Buyer if the Buyer had been entitled to make a claim under this Section 2.8(c) .

              (d)    Investigations and Disputes.
                     ---------------------------

                     (i) The Company is not involved in any dispute with any Taxation authority concerning any matter likely to affect in any way the liability of the Company to Taxation and there are no circumstances which are likely to give rise to any such dispute.


                     (ii) The Taxation affairs of the Company have never been
                          the subject of any investigation or enquiry by any Taxation authority (other than routine questions), no Taxation authority has indicated that it intends to investigate the Taxation affairs of the Company and there are no circumstances which are likely to give rise to any such investigation.


              (e)    Distributions and Payments.
                     --------------------------

                     (i) The Company has deducted and properly accounted to the appropriate Taxation authority for all amounts which it has been obliged to deduct in respect of Taxation.


                     (ii) The Company has no outstanding liability to account
                          for advance corporation tax or any other Taxation required to be paid in respect of a dividend or any other form of distribution made by any of the Company and there is no amount of advance corporation tax or such Taxation which has not been utilised in reduction of a tax liability of the Company that would otherwise have arisen.


              (f)    Employee Benefits.
                     -----------------

                     (i) The Company has properly operated the Pay As You Earn system or any similar system requiring tax to be paid and/or deducted by the Company in respect of employee remuneration, by making deductions or payments, as required by the applicable Taxation legislation from or in respect of all payments made, or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such and accounting to the appropriate Taxation authority for all Taxation so deducted and for all Taxation chargeable on the Company on benefits provided for its directors, employees or officers, or former directors, employees or officers.


                     (ii) The Disclosure Letter contains full details, including the rules, of all share incentive and remuneration schemes operated by the Company, including but not limited to, share option schemes and any profit-related pay schemes.


                     (iii) The Company has complied fully with all obligations
                           and liabilities in respect of social security matters including, but not limited to, Class 1 and Class 1A National Insurance Contributions both primary and secondary in the United Kingdom.


              (g)    Group Transactions and Gifts.
                     ----------------------------

                     (i) The Company has not at any time acquired any asset from a company which at the time of the acquisition was a member of the same group of the Company in circumstances where a Taxation liability may arise in respect of that asset as a result of this Agreement being entered into or completed.


                     (ii) The Company has not entered into any agreement and is not under any obligation, whether statutory or otherwise, to accept or make a surrender of any form of tax relief or tax losses or tax credit from or to any other company and the Company has no liability (contingent or otherwise) to make a payment in respect of any such surrender.

                     (iii) The Company has not at any time been a party to any reconstruction or re-organisation to which a liability to Taxation could arise as consequence of the combination of event or events occurring one or more of which may occur after Closing.


                     (iv) There are no circumstances by virtue of which the Company could be, assessed or charged to Taxation as a result of the entering into, or Closing of, this Agreement.


                     (v) There are no circumstances by virtue of which the Company could be assessed to Taxation primarily payable by another person.


                     (vi) The Company has not at any time acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm's length or in respect of which there may be substituted for the actual consideration given or received by the Company a different consideration for any Taxation purpose.


                     (vii) There is no outstanding charge in respect of inheritance tax, estate or gift duty over any asset of the Company or over any of its shares.


                     (viii) The Company has not received any asset by way of
                            gift.


              (h)    Tax Avoidance.
                     -------------

                     (i) The Company has not entered into or been party to any scheme, arrangement or transaction which could be challenged by any Taxation authority under any statutory authority relating to the avoidance of Taxation, including but not limited to, a general anti-avoidance provision, or by any principles established by case law, as being entered into or been a party to for the purpose of partly or wholly avoiding Taxation.

                     (ii) In respect of all transactions and arrangements as a result of which the Company may be liable to suffer an adjustment of profits, losses, income or expenditure or otherwise under any transfer pricing provision (including in respect of the United Kingdom but not limited to the provisions of sections 770-773 ICTA), the Company has obtained the approval of the relevant Taxation authority or has sufficient and appropriate evidence to justify the pricing policy that has been implemented.


              (i)    Allowances.
                     ----------

                     (i) There are set out in the Disclosure Letter details of all capital allowances and/or depreciation allowances claimed in respect of the accounting period of the Company ending on the Accounting Date in respect of each asset or pool of assets in respect of which separate computations for such capital allowances or tax deductible depreciation expenses are required to be made or, as a result of any election, are made.


                     (ii) Nothing has occurred since the date of the Financial Statements, as a result of which the Company could not claim capital allowances or depreciation allowances in the current accounting period on the same basis and in the same manner as those claimed in respect of the accounting period of the Company ended on the date of the Financial Statements.


                     (iii) The Company has not incurred any expenditure on any fixed assets on which capital allowances or depreciation allowances could not be claimed or made in the future.


              (j)    Value Added Tax.
                     ---------------

                     (i) The Company is duly registered and is a taxable person for the purposes of value added tax and any other similar turnover tax and such registrations are not subject to any conditions imposed by or agreed with any Taxation authority.

                     (ii) The Company has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax or such other similar turnover tax, and are not in arrears with any payment or returns that are required to be made to the Taxation authority.


                     (iii) Neither the Company nor the Warrantors have been or have applied for treatment as a member of a group for the purposes of value added tax or such other similar turnover tax.


                     (iv) The Company is not, and has not agreed to become, an agent, manager or factor for the purposes of value added tax or any such similar turnover tax of any person who is not resident in the country in which the Company is based.


                     (v) All supplies of goods and services made by the Company are taxable supplies for the purposes of the legislation relating to value added tax or any such similar turnover taxes and the Company has not been and will not be denied credit for any value added tax or any other such similar turnover tax in respect of supplies of goods and services made to the Company.


                     (vi) Neither the Company nor any relevant associate has made an election to waive exemption from value added tax in respect of any land in, over or in respect of which the are Company has any interest, right or licence to occupy and are not aware of any intention to make such an election.


              (k)    Stamp Duty and Stamp Duty Reserve Tax.
                     -------------------------------------

                     (i) All documents which are liable for stamp duty and which confer any right upon the Company has been duly stamped and no such document which is located in one country would attract stamp duty if it were brought into another country and there is no liability to any penalty in respect of such duty or circumstances which may give rise to such a penalty.


                     (ii) The Company has never incurred or otherwise been under a liability to stamp duty reserve tax in the United Kingdom or other similar tax in any other country and there are no circumstances which may result in the Company or any of its Subsidiaries being so liable.


              (l)    Residence and Offshore Interests.
                     --------------------------------

                     (i) The Company is and has at all times been resident in the country in which it is incorporated for the purposes of all Taxation legislation and has not at any time been resident outside the country in which it has been incorporated for the purposes of any Taxation legislation or any double taxation arrangements.


                     (ii) The Company has not at any time been subject to Taxation in any jurisdiction outside the country in which it has been incorporated or had a branch outside that country or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Agreement) outside the country in which it is incorporated.


                     (iii) The Company does not own and has not at any time owned any interest in a controlled foreign company whose activities could give rise to a liability to Taxation for the Company in the country in which the Company has been incorporated.


              (m)    Tax Returns
                     -----------

                     All notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is the subject of any dispute with any Taxation authority.

     2.9    Assets
            ------

            (a) The Company owns or leases all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Such tangible assets, in the aggregate, are free from material defects, have been maintained in the Ordinary Course of Business of the Company and, in accordance with normal industry practice, and are suitable for the purposes for which they presently are used.

            (b) No asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.10   Owned Real Property.
          -------------------

            The Company does not own any freehold property.

     2.11A  Supplier and Customer Relationships.
            -----------------------------------

            The Company has good commercial working relationships with its customers and since the Balance Sheet Date no customer or supplier, accounting for five percent (5%) or more of the Company's gross sales revenues or purchases of supplies in the financial year ended on the Balanced Sheet Date, has cancelled or otherwise terminated its relationship with the Company, decreased or limited materially its purchases or materials supplied to the Company from the previous financial year of the Company, or, to the Warrantors' knowledge, threatened to take any such action.

     2.11B. Product and Inventory Status.  Product Quality, Warranty Claims.
            ----------------------------   --------------------------------

            All products manufactured, sold, licensed, leased or delivered by the Company and all services provided by the Company, to customers on or prior to the Closing Date conform to in all material respects to all applicable contractual commitments, express and validly non-disclaimed implied warranties, published product specifications and published quality standards. The Company has no existing unsatisfied contractual obligation for replacement, repair, modification or upgrade of any Company product, except as expressly set forth in those contracts with customers copies of which have been provided to the Buyer. No product sold, leased or delivered by the Company, and no service provided by the Company, to customers on or prior to the Closing Date is subject to any express guaranty, express warranty or other indemnity (including without limitation as to product reliability, security, interoperability, compatibility (forward and backward), upgrade path or upgrade timing) except as expressly set forth those contracts and side indemnity letters with customers copies of which have been provided to the Buyer.

     2.12   (a)    Intellectual Property Rights.
                   ----------------------------

                   (i) The Disclosure Letter contains a complete and accurate list of all United States and foreign: (i) patents;
                         (ii) copyright registrations; (iii) trademarks registrations and trademark intent-to-use registrations; (iv) registered user licenses; (v) all applications, provisional applications or other filings for or to obtain any of the foregoing, and (vi) any other similar registrations or applications for Intellectual Property Rights (as defined below), if any, owned by, or filed by or on behalf of, the Company anywhere in the world (all of the foregoing, "Company Registered Intellectual Property").


                   (ii) The Disclosure Letter contains a complete and accurate list of all material software programs and other products sold or licensed by the Company.


                   (iii) All Intellectual Property Rights are owned free and
                         clear of any Security Interest and are not subject to any outstanding judgment, order, decree stipulation or injunction.


                   (iv) The Company owns or has the right to use, sell or license such Intellectual Property Rights (as defined below) as are necessary or required for the conduct of its business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Company IP Rights") and such ownership or rights to use, sell or license are to the Warrantor's knowledge reasonably sufficient for such conduct of its business.

                   (v) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any material instrument or material agreement in respect of any Intellectual Property Rights licensed by or to the Company (the "Company IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any material Company IP Right or materially impair the right of the Company to use, sell or license any material Company IP Right or portion thereof. Neither the Company nor, to the knowledge of the Warrantors, any other party to any of the Company IP Rights Agreements is in material breach or default thereof, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.

                   (vi) There are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of the ownership, use, licence, purchase, sale, disposition or acquisition of the Company IP Rights (other than as set forth in the contracts listed in the Disclosure Letter and produced to the Buyer).


                   (vii) To the Warrantors' knowledge, no third party is
                         infringing or misappropriating any Intellectual Property Rights, including Company Registered Intellectual Property, owned by the Company.


                  (viii) Neither the production, marketing, licence, sale nor the intended use of any product currently licensed or sold by the Company or currently under development by the Company violates any licence or agreement between the Company and any third party or infringes or constitutes a misappropriation of any patent, copyright or, to the Warrantors' knowledge, other Intellectual Property Right of any other party; and there is not pending or, to Warrantors' knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, licence or dispose of any Company IP Right, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, licence or disposition thereof or of any Company product conflicts or will conflict with the rights of any other party, nor is there to Warrantors' knowledge any basis for any such assertion; and

                   (ix) The Company has not granted any licence pursuant to which the Company has granted to any third party rights with respect to any Company Intellectual Property Right (excluding licenses of the Company software products granted in the Ordinary Course of Business). The Disclosure Letter sets forth and summarizes each Intellectual Property Right that a third party owns and that the Company uses pursuant to a licence, sublicense, agreement or other permission (other than commercially available "off the shelf" software with a purchase price of under $2,500 per copy, but this exclusion shall not apply to the ELAN licence disclosed to the Buyer). With respect to each Intellectual Property Right required to be identified in the Disclosure Letter: (i) the licence, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to the Company's benefit immediately following the Closing and all consents to the assignment of any thereof that are needed to enable the Company to have such continued right have been obtained; (ii) the licence, sublicense, agreement or permission does not restrict the Company's ability to do business in any jurisdiction or with respect to any market or industry; (iii) the Company is not in material breach or default of any such licence, sublicense, agreement or permission, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default of, or permit termination, modification or acceleration of, any such licence, sublicense agreement or permission; (iv) to Warrantors' knowledge, the underlying Intellectual Property Rights are not subject to any outstanding order or charge; (v) to

Warrantor's knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Warrantors' knowledge, is threatened which challenges the legality, validity or enforceability of any such licence, sublicense, agreement or permission or any Intellectual Property Right governed thereby. No person other than the Group Company holds any licence or other right to produce, modify, distribute or market any of the Group Company's products except as specified on the Disclosure Schedule. No person holds or has been granted access to any copy of source code of any Company software unless such person has agreed in writing (i) to hold such source code in confidence and take reasonable steps to preserve the secrecy of such source code; and (ii) not to use such source code for any purpose except upon breach of the Company's support obligations to support such person's internal use of such source code or to modify such source code solely for the purpose of internally using such modifications.

                    (x) Other than as set forth in the Disclosure Letter and in the list of bugs disclosed to the Buyer, there are no known material deficiencies in the Company's current software products. To Warrantor's knowledge, the Disclosure Letter contains a fair summary of the general subject matter of all material customer complaints received by the Company concerning the Company's current software products. Each of the Company's products complies with the specifications set out in any disclosure materials provided by the Company to the Buyer and conforms in all material respects to express representations made and express warranties given by the Company to its customers. The Company product, technical and marketing materials supplied by the Company to the Buyer contain no material misstatements or omissions regarding the state of development or completion, capabilities, features, relative competitiveness or development status of any Company products that collectively would have a material adverse effect on the Company. The Warrantors know of no reason making it reasonably possible, as to the Company products in development, that (i) the currently scheduled first customer ship dates thereof, as represented in writing to the Buyer or as contractually committed to as to any Company customer, will be materially delayed; or (ii) the aggregate development costs therefor will materially exceed those currently projected in the Company's current year operating plan.

                   (xi) The Company has taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all the Company products and all data relating to Company Intellectual Property Rights. The Company has also taken all other reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material trade secrets or other confidential information constituting Company IP Rights. To the Warrantors' knowledge, no current or prior officers, employees or consultants of the Company claim an ownership interest in any Company IP Rights as a result of having been involved in the development of such property while employed by or consulting to the Company or otherwise. All employees and contractors of the Company who have been involved in the development of the Company's software products have assigned their Intellectual Property Rights to the Company.

                   (xii) All of the Company's products, as such are currently marketed, are Millennium Compliant as that term is defined in the Disclosure Letter. The software sold or licensed by the Company is also Euro Compliant (as such term is defined in the Disclosure Letter) and to Warrantors' knowledge is fully compliant and compatible with the CREST automated securities settlement system.

                   (xiii) To Warrantors' knowledge, no third party is in possession of any material confidential information of the Company, except pursuant to a written confidentiality agreement. The Company has not knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any of the Company's Intellectual Property Rights to enter the public domain, or has in any way affected its absolute and unconditional ownership thereof.

                   (xiv) None of the Company software licence agreements with customers copies of which have not been provided to the Buyer ("the Undisclosed licenses"):

                           (a)    contain any warranties or indemnities as to
Millenium Compliance that are materially less favourable to the Company than those contained in the Company software licence agreements with, or in the other agreements and indemnity letters to, customers copies of which have been provided to the Buyer ("the Disclosed licenses");

                           (b)    are otherwise generally on terms that are in
all material respects at least as favourable to the Company as those in the Disclosed licenses; or

                           (c)    contain terms the effect of which is to impair
the Company's title to its Intellectual Property Rights in the Company software covered by such Undisclosed licenses.

          As used herein, the term "Intellectual Property Rights" shall mean all industrial, intellectual property or other similar rights of a person in, to, or arising out of: (i) any United States or other patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, mask works, copyright registrations, mask work registrations, and applications therefor in the United States or any other country, and all other rights corresponding thereto throughout the world; (iv) United States or other registered or common law trademarks, service marks, trade dress, trade names, logos, intent-to-use registrations or notices, and applications to register or use any of the foregoing anywhere in the world; and
(v) any other proprietary rights in technology, including software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world.

     2.13  [DELIBERATELY LEFT BLANK]

     2.14  Property
           --------

           (a) In this Article 2.14 references to the "English Properties" shall be references to those properties listed in Part I of Schedule VI or to any one or more of them as the context requires references to the "Foreign Properties" shall be references to those Properties listed in Part II of
Schedule VI or to any one or more of them as the context requires references to the Property shall be references to the English Properties and Foreign Properties and references to the Leases shall be references to the leases of the Property vested in the Tenant details of which are set out in Schedule VI.

          (b)    The particulars of the Property and the Leases shown in
Schedule VI are true and correct. The use of the Property for the purpose stated in Schedule VI corresponds to the use to which it is in fact put or (where the Property is not presently in use) to the use to which it was last in fact put.

          (c) The Company has a good title to the Property for the estate or interest stated in Schedule VI, free from any material defects.

          (d) The Company is not in occupation of or entitled to any estate or interest in any land or premises save the Property.

          (e) The Company is not liable as an original tenant or as an assignee (having given direct covenants to a landlord) or as a surety or guarantor in respect of any property or premises or agreement in respect of the same other than the Property.

          (f) The Company requires the use or occupation of no other property or premises to conduct its business other than the Property.

          (g) The Company holds the original of all Leases which have been in the case of the English Leases properly stamped and in the case of the Foreign Leases subject to the payment of all appropriate taxes and levies and formalities.

          (h) Where any of the Leases are underleases such Leases where granted with (where required) the prior written consent of any Superior Landlord.

          (i) Where underleases have been granted to third parties out of the Leases the consent (where required) of the Superior Landlord was obtained prior to the grant of such underleases.

          (j) Save as contained in the Leases, the Property is not materially affected by any of the following matters:

                 (i) any reservation, covenant, restriction, stipulation, condition, exception, easement, wayleave, licence, lien, franchise, option, right to acquire, mortgage, charge, encumbrance overriding interest or other third party right, or any contract to create, or claim made by any person to be entitled to, any of the foregoing;

                 (ii) any matter which is of an onerous or unusual nature, or which conflicts with the present use of the Property, or which would otherwise restrict its continued possession and enjoyment, or which affects its value;

                 (iii) any outstanding breach or alleged breach of covenant or of any other restriction or condition, or any dispute or complaint within the three years prior to the date of this Agreement, whether actual or threatened, with any neighbour, tenant, landlord or other person relating to the extent, use, enjoyment or occupation of the Property or with regard to any actual or alleged agreement, easement, right, covenant, liability or other matter affecting or relating to the Property;

                 (iv) any outstanding notice, order, demand, resolution, proposal, complaint or requirement issued or made, or to the knowledge of the Company intended to be issued or made, by any local or other competent authority or body concerning any of the following: compulsory acquisition, clearance, demolition or closing, the carrying out of any work the modification of any planning permission, enforcement of any breach or alleged breach of planning control or the discontinuance of any use; or

                 (v) any outgoings (other than uniform business rates, water charges and other standard payments including, without limitation, insurance premiums) whether of a periodically recurring nature or otherwise, and whether payable by the owner or occupier of the Property.

          (k) The existing uses of the Property are lawful uses for the purposes of all relevant legislation and any statutory consents for the use of the Property are not temporary or personal in nature or subject to onerous or unusual conditions.

          (l) In respect of the English Properties the use of the Property (and the use of plant and machinery in connection with it) and the construction and layout of the Property (including any alteration carried out to it) are the permitted user under and comply in all material respects with the provisions of all relevant legislation (including but not limited to the Offices Shops and Railway Premises Act 1963, the Town and Country Planning Act 1990, the Public Health Acts 1936 to 1961, the Fire Precautions Act 1971, the Health and Safety at Work etc. Act 1974, the Control of Pollution Act 1974, the Water Act 1989, the Environmental Protection Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991) and regulations made under such legislation and are in accordance with the requirements of the local planning, environmental health, building control, fire and all other competent authorities and all restrictions, conditions and covenants imposed by or pursuant to such legislation have been observed and performed in all material respects.

          (m) There are appurtenant to the Property all rights and easements necessary for its present use and enjoyment, and in particular:

                 (i) save as contained in the Leases, none of the facilities necessary for the enjoyment and use of the Property for its current use is enjoyed on terms entitling any person to terminate or curtail its use; and

                 (ii) there is pedestrian and vehicle access to the Property which is adequate for its present use and enjoyment and no restriction on use of such access by anyone whom the Company may authorise to use the same.

          (n) The Property is in a reasonable state of repair and condition and fit for the purposes for which it is presently used.

          (o) The copy Leases and other supplemental documentation (if any) disclosed to the Buyer are true complete and accurate copies of the Leases and other supplemental documentation and the Leases have not been varied in any way whether by Deed or correspondence.

          (p)    In respect of the Leases:

                 (i) all rents, insurance premiums, service charges and other amounts payable or (as the case may be) receivable by the Company, are fully paid up to date, and any agreement or arrangement relating to any review or variation of any such amount or to the timing of any payment of any such amount has been completed and disclosed to the Buyer;

                 (ii) all tenant's covenants including (without limitation) covenants as to use, alterations, repairs, decoration, sharing of facilities, assignment, underletting, parting with or sharing possession, and termination have been complied with in all material respects;

                 (iii) they are not subject to any unusual or onerous restrictions, covenants or other provisions other than as disclosed or contained in the Leases;

                 (iv) there is no material breach or alleged breach of any material covenant or other provision nor any exercise or purported or threatened exercise of any right of distraint, forfeiture or entry whether by the Company or any other party; and

                 (v) where required the Company has obtained all necessary licenses, consents, waivers or approvals in respect of any covenant or other obligation contained in the Leases;

          (q) All rents and other sums presently due under the Leases under which the Company hold the Property have been paid.

          (r) No Landlord of the Leases under which the Company holds the Properties has refused to accept rent or other monies due under such leases by means of an alleged breach of covenant by the Company.

          (s) In respect of the English Properties no notices have been served by the Company or by any landlord of the leases under which the Company holds the Properties pursuant to the Landlord and Tenant Act 1954.

     2.15  Contracts.
           ---------

           (a) The Buyer has been supplied with the following written agreements to which the Company is a party:

                 (i) continuing contracts for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from the Company of an amount in excess of $100,000 per annum;

                 (ii) each contract providing for the development of technology for the Company which technology is used or incorporated in any products currently distributed by the Company or is anticipated to be used or incorporated in any planned products of the Company or which requires the Company to perform specified development work for a third party;

                 (iii) each joint venture contract or agreement or other agreement which have involved, or are reasonably expected to involve, a sharing of profits or losses in excess of $25,000 per annum with any other party;

                 (iv) each indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit (other than in the Ordinary Course of Business) or for a leasing transaction (other than equipment leases entered into in the Ordinary Course of Business pursuant to which payments by the Company do not exceed $100,000 in the aggregate) or any other written agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $100,000 for in the aggregate;


                 (v) each lease or other agreement under which the Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum;

                 (vi) each agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $100,000, other than in the Ordinary Course of Business of the Company ;


                 (vii) each agreement which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area (including any agreement pursuant to which the Company has granted exclusive rights to a third party);


                 (viii) each Company IP Rights Agreement (as defined above), other than standard form licence agreements with end users (copies of which have been delivered to the Buyer or its counsel), and, in any event, any agreement that grants rights or access to any source code included in the Company IP Rights;


                 (ix) each agreement between or among the Company or any Company Stockholder regarding inter company loans, revenue or cost sharing, ownership or licence of Company IP Rights, inter company royalties or dividends or similar matters; or


                 (x) each agreement granting distribution or resale right with respect to any Company product.

           The Disclosure Letter further includes details of the outstanding maintenance and support obligations to be performed by the Company pursuant to any contract or other arrangement, including a description of such obligations, the names of the customers for whom such obligations must be performed, the expiration date of such obligations and the fees payable to the Company in respect of performance of such obligations.

           (b) So far as the Warrantors are aware, there are no material agreements to which the Company is a party which would not continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing.

     2.16  Powers of Attorney.
           ------------------

           The Company is not, and has not since the Balance Sheet Date been, a party to any agreement which involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise) to bind or commit the Company to any obligation.

     2.17  Insurance.
           ---------

           A summary of current insurance policies (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage is attached to the Disclosure Letter; and in relation thereto (i) each such insurance policy is in full force and effect;
(ii) the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.

     2.18  Litigation.
           ----------

           (a) There is no action, suit, proceeding or investigation to which the Company is a party (either as a plaintiff or defendant) pending or, so far as the Warrantors are aware, threatened before any court, Governmental Entity or arbitrator; (b) the Company has not been permanently or temporarily prevented or enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Company.

     2.19  Remuneration and Employees.
           ---------------------------

           (a) Full particulars of the identities, dates of commencement of employment (or appointment to office) and terms and conditions of employment (including remuneration and any bonus, commission or profit sharing arrangement) of all the employees, consultants and officers of the Company are fully and accurately set out in the Disclosure Letter. Save where it is expressly disclosed to the contrary, all employees consultants and officers are engaged on the standard terms and conditions of employment as set out in the Disclosure Letter.

           (b) There are no amounts owing to any present or former officers or employees of the Company whose salary exceeds $100,000 per annum, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month, and none of them is entitled to accrued holiday pay other than in respect of the Company's current holiday year. There are no bonus or commission payments outstanding or due to any employees, consultants or officers save for such unpaid bonus or commission accrued by the employees in the calendar month of this Agreement.

           (c) No employee earning more than $80,000 per annum has been engaged by the Company since the Balance Sheet Date and no person employed by the Company at or since the Balance Sheet has ceased, or given or received notice to cease, to be so employed.

           (d) There is no person previously employed by the Company who now has a right to return to work or a right to be re-instated or re-engaged by the Company under the provisions of the Employment Rights Act 1996 ("ERA") or otherwise.

           (e) The Company has not recognised, or done any act which might be construed as recognition of, a trade union and the Company is not a party to any collective agreement with any trade union or organisation of workers.

           (f) The Company is not involved, and have not during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees.

           (g) The Company neither has introduced nor has indicated to any employee that it intends to introduce any share incentive scheme or arrangement, share option scheme or arrangement or any other scheme or arrangement relating to the acquisition of any interest in any shares in the Company for all or any of its directors or employees.

           (h) The Company neither has introduced nor has indicated to any employee that it intends to introduce any short time working scheme or any redundancy scheme under which payments greater than those required by statute are payable.

           (i) None of the products or services supplied by the Company are produced or provided by outworkers, agency or other self-employed persons, contracted labour or agents.

           (j) All contracts of employment between the Company and its directors and employees are terminable by the Company without compensation (except under the ERA) by giving the applicable minimum period of notice specified in section 86 ERA.

           (k) There are no job share arrangements, flexible arrangements or early retirement schemes applicable to any employees of the Company. There are no schemes or programmes for the employment or training of people by the Company other than under the Company's full control.

           (l) The Company has in relation to all present and former employees complied with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records regarding the service of each of its employees and complied with all agreements for the time being having effect as regards such relations or the conditions of service of their employees (whether collectively or individually).

           (m) The Company has not granted any share options other than those identified in Schedule V.

     2.20  Environmental Matters.
           ---------------------

           (a) The Company has complied in all material respects with all applicable Environmental Laws (as defined below) relating to environmental matters. There is no pending or, so far as the Warrantors are aware, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any national, federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.

           (b) To the knowledge of the Warrantors, there have been no releases of any chemicals, pollutants or contaminants, hazardous substances, solid wastes and hazardous wastes, toxic materials, oil or petroleum and petroleum products into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company.

           (c) The Company has carried out no environmental reports, investigations or audits (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) relating to premises currently or previously owned or operated by the Company.

     2.21  Legal Compliance.
           ----------------

           The Company and the conduct and operations of its business are and have been in material compliance with all laws (including rules and regulations thereunder) of any federal, state, national or local government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business.

     2.22  Certain Business Relationships With Affiliates.
           ----------------------------------------------

           No Company Stockholder or any Affiliate of any Company Stockholder
(a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) is a party to any contract or other arrangement, written or verbal, with the Company, or (d) owes any money to the Company or is owed any money by the Company (the agreements, arrangements and relationships described in this sentence are hereinafter referred to as "Related Party Transactions").

     2.23  Books and Records.
           -----------------

           The statutory and minute books and other similar records of the Company contain up-to-date and accurate records of actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.
The books and records of the Company have been maintained in accordance with good business and bookkeeping practices.

     2.24  Fair Trading.
           ------------

           (a) So far as the Warrantors are aware, no agreement, transaction, practice or arrangement carried on or proposed to be carried on by the Company (or by any person for whose acts or defaults the Company may be liable), whether unilaterally or with others, or to which the Company (or any such person) is or proposes to become a party, and no state of affairs applicable to the Company (or any such person):

                 (i) contravenes the provisions of the Resale Prices Act 1976 or is or has been the subject of any enquiry, investigation or proceeding under any such legislation;


                 (ii) is or has been the subject of an enquiry, investigation, reference or report under the Fair Trading Act 1973 (or any other legislation relating to monopolies or mergers) or the Competition Act 1980;

                 (iii) infringes or falls within the scope of Article 85 of the Treaty establishing the European Union, or constitutes an abuse of dominant position contrary to Article 86 of the said Treaty, or infringes or falls within the scope of any regulation or other enactment made under Article 87 of the said Treaty, or is or has been the subject of any enquiry, investigation or proceeding in respect of any thereof;


                 (iv) infringes or falls within the scope of any other competition, anti-restrictive trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this Section 2.24; or


                 (v) contravenes the provisions of the Trade Descriptions Act 1968.


           (b) The Company has not made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this Section 2.24.

           (c) The Company has not given any assurance or undertaking to the Restrictive Practices Court, the Director General of Fair Trading, the Secretary of State for Trade and Industry, the Commission or Court of First Instance or Court of Justice of the European Union, or any other similar court, person or body.

           (d) The Company has complied with all federal and state antitrust, unfair competition and consumer protection laws of the United States and all other countries in which it carries on business in all material respects, and no agency charged with enforcing such laws has any open or pending investigation of the Company's compliance with such laws.

     2.25  Debtors.
           -------

           (a) The Company has not made, or entered into any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise, and any arrangement or understanding whether legally binding or not to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money other than trade debts incurred in the Ordinary Course of Business and cash at bank.

           (b) The Company is not entitled to the benefit of any debt otherwise than as the original creditor and has not factored or discounted any debt or agreed to do so.

           (c) All of the debts which are reflected in the Interim Financial Statements as owing to the Company (apart from bad and doubtful debts to the extent to which they have been provided for in the said Interim Financial Statements) or which have subsequently been recorded in the books of the Company have realised or will realise in the normal course of collection their full value as included in the said management accounts or in the books of the Company, and no such debt nor any part of it has been or will be outstanding for more than three months from its due date for payment.

     2.26  Pensions
           --------

           (a) Save for The Braid Systems Limited Group Personal Pension Plan ("the Plan") and the WSO Directors Pension Scheme in respect of Roger Scantlebury ("the Executive Scheme") full particulars of which are attached to the Disclosure Letter (together "the Pension Schemes") no agreement or arrangement made by the Company exists for the provision of any relevant benefits (as defined in section 612(1) ICTA) for any person employed or formerly employed by the Company or for any person claiming through any such person and except pursuant to the Pension Scheme the Company has not paid, provided or contributed towards any relevant benefits for or in respect of any such person.

           (b) The Company is not providing nor has customarily provided any ex-gratia relevant benefits or other like payments for any person employed or formerly employed by the Company or any person claiming through any such person.

           (c) No undertaking or assurance has been given to all or any of the persons employed or formerly employed by the Company as to the continuance, introduction, increase or improvement of any retirement, death or disability benefits or other like payments (whether or not there is a legal obligation to do so).

           (d) True and complete copies of the documentation currently governing the Pension Schemes, and full particulars of the benefits and entitlements under the Pension Schemes and the contributions payable to it have been delivered to the Buyer in the form of inter alia:

                 (i) all announcements to employees of the Company relating to pension matters in respect of benefit improvements or other amendments not yet incorporated into the documentation of the Pension Schemes;

                 (ii) all explanatory booklets issued to employees of the Company who are members of the Pension Schemes; and

                 (iii) membership summary (including names dates of birth current salary length of service and contribution rates).

           (e) All information made available to the Buyer or its advisers in connection with the Pension Schemes is true and accurate in all material respects and there is no omission therefrom.

           (f) Braid Systems Limited has duly complied with its obligations under the Pension Schemes and the Pension Schemes have at all times been properly administered in accordance with the provisions of its governing documentation and in compliance with the provisions of all relevant law, legislation and governmental rules and regulations. The Company has not conducted investment advice in breach of the Financial Services Act 1986.

           (g) There is not in respect of the Pension Schemes or the benefits thereunder any claims or actions in progress, pending or threatened (other than routine claims for benefits) before (inter alia) the Courts, any Ombudsman, the Occupational Pensions Regulatory Authority or the Occupational Pensions Advisory Service.

           (h) The Pension Schemes are approved as an exempt approved scheme (within the meaning of Chapters I and IV of Part XIV of ICTA) and nothing has been done which will or may result in the Pension Schemes ceasing to be approved as an exempt approved scheme.

           (i) All death in service benefits provided by the Company are fully insured and all premiums by way of insurance which are payable have been duly paid to the relevant insurance company and each member has been covered by such insurance by the insurance company at its normal rates and on its normal terms.

           (j) All taxes and expenses relating to the Pension Schemes which have fallen due for payment have been paid. No services have been rendered in respect of which an account or other invoice has not been rendered.

           (k) All benefits under the Pension Schemes (other than those which are fully insured) are determined by the value of the contributions paid in respect of the members and there is no obligation (other than in the case of those benefits which are fully insured) to provide any specified level of benefits.

           (l) There have been no claims brought by an employee or any former employee of the Company or the spouse or dependant of any such person, in respect of discrimination (whether direct or indirect) in the provision of benefits on retirement or for life assurance (including claims made by a part time employee in respect of having been denied such benefits or access to such benefits) arising out of employment up to and including the date of Closing.

           (m) The Warrantors have disclosed to the Buyer a statement of the basis on which the Company has undertaken to contribute to the Pension Schemes and the rate and the amount of contributions in respect of each member of such scheme made since the commencement of the Pension Schemes. The Warrantors confirm that all contributions and costs payable by the Company in respect of the Pension Schemes as at Closing have been paid.

           (n) No assurance promise or guarantee (whether oral or written) has been made or given to any member of the Pension Schemes of any particular level or amount of benefits to be provided for or in respect of him under the Pension Schemes on retirement death or leaving service. The Company may terminate any obligation it may have to contribute to the Pension Schemes without incurring any liability to any member of the Pension Schemes under any agreement or arrangement with the member.

           (o) Neither the Company nor any Subsidiary other than Braid Systems Limited is participating or has participated in the Executive Scheme.

     2.27  Dormant Subsidiaries
           --------------------

           None of the companies whose status is stated to be "dormant" in
Schedule IV Part 2 has any asset or liability (actual or contingent) or is under any outstanding obligation to any person.

     2.28  Information Memorandum
           ----------------------

           To the Warrantors' knowledge, the information contained in the Information Memorandum describing the Group and its business produced to the Buyer (the "Information Memorandum") is materially in accordance with the facts and does not omit anything materially likely to affect the import of such information and expressions of opinion and belief contained therein are honestly held and projections contained therein are based upon reasonable assumptions.

     2.29  Third Party Consents
           --------------------

           Copies of all third party consents necessary to consummate the transaction or permit the Company to continue using its rights under all the Company Contracts (as defined above) notwithstanding the transaction hereby contemplated are attached to the Disclosure Letter.

     2.30  Insolvency etc
           --------------

           (a) No petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company, no administrative receiver, receiver and/or manager has been appointed of the whole or any part of the property of the Company, no administration order has been made appointing an administrator in respect of the Company, no petition has been presented for an administration order in respect of the Company and no similar or equivalent step or action has been taken in a jurisdiction other than the United Kingdom in relation to the Company.

           (b) No voluntary arrangement has been approved under Part I Insolvency Act 1986 and no compromise or arrangement has been sanctioned under section 425 of the Act in respect of the Company and no similar or equivalent arrangement or compromise has been approved or sanctioned in a jurisdiction other than the United Kingdom in which the Company were incorporated.

           (c) No distress, execution or other process which remains undischarged has been levied on the assets of the Company, the Company has not stopped the payment of its debts or received written demands pursuant to section 123(1) (a) Insolvency Act 1986 and is not unable to pay its debts within the meaning of section 123 Insolvency Act 1986 nor could it be deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986, and no similar or equivalent circumstance in respect of the payment of the Company's debts has been encountered in a jurisdiction other than the United Kingdom in which the Company were incorporated.

           (d) No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any officer or employee of the Company or any person who is now such an officer or employee, and no similar or equivalent order has been made in any other jurisdiction relevant to the Company was incorporated outside the United Kingdom.

     2.31  Cash in Bank
           ------------

           The net cash in bank of all the companies in the Group as at 28 February 1999 as stated in the books of those companies was not less than US$2,265,000.

ARTICLE III



                              FURTHER WARRANTIES
                          OF THE COMPANY STOCKHOLDERS

     3.1   Ownership of Stock; Authority.
           -----------------------------

           Each Company Stockholder severally acknowledges and warrants to the Buyer as follows:

           (a) He or she has legal and save for the Trustee and Karl Briers in respect of the 8,660 shares held as trustee for Nicola Briers beneficial title, free and clear of any and all Security Interests, to all of the Shares listed on
Schedule I as being owned by him or her and such shares are fully paid and non-assessable. He or she has the full right, power and authority to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by him or her and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from him or her full legal and beneficial title to such Shares (and save as provided for in the Bye-Laws of the Company), free and clear of all covenants, conditions, restrictions, voting trust arrangements, proxies, agreements, liens, charges, encumbrances, options and adverse claims or rights of whatsoever nature.

           (b) He or she has all requisite power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by him or her or their respective attorney pursuant to a valid and enforceable power of attorney, and constitutes a valid and binding obligation of him or her.

           (c) Neither the execution and delivery of this Agreement by him or her, nor the consummation by him or her of the transactions contemplated thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which he or she is a party or by which he or she is bound, (ii) result in the imposition of any Security Interest upon the Shares owned by him or her, or (iii) violate any order, writ, injunction or decree applicable to him or her or to the Shares.

           (d) He or she has no claim in respect of any actual or contingent liability or other obligation against the Company or any Subsidiary (save in respect of his or her rights under any employment contract with any such Company).

           (e) He or she is not as at the date hereof a citizen of the United States of America and is at such date not resident in the United States of America for US tax purposes.

           3.2 Richard Little, being one of the Company Stockholders, hereby acknowledges and warrants to the Buyer that Fiscal Services International has full right, power and authority to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by it free and clear of any and all Security Interest, and upon consummation of the purchase contemplated hereby the Buyer will acquire from it full legal and beneficial title to such Shares (and save as provided for in the Bye-laws of the Company) free and clear of all covenants, conditions, restrictions, voting trust arrangements, proxies, agreements, liens, charges, encumbrances, options and adverse claims or rights of whatsoever nature.



ARTICLE IV



                            WARRANTIES OF THE BUYER


     The Buyer represents and warrants to each Company Stockholder as follows:

     4.1   Organization.
           ------------

     The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is an Accredited Investor within the meaning of Schedule D to the Securities Act.

     4.2   Authorization of Transaction.
           ----------------------------

     The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation to issue the Buyer Common Stock to be issued by it in accordance with this Agreement. The execution and delivery of this Agreement by the Buyer and the performance thereof and the consummation of the transactions contemplated thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as to the effect if any of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3   Non-contravention.
           -----------------

     The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not (a) conflict with or violate any provision of the charter or By-laws of the Buyer,
(b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity other than those already obtained and other than filings in accordance with the applicable requirements of the Securities Act and any applicable state securities laws, (c) to Buyer's knowledge, in any material respect, conflict with, result in material breach of, constitute (with or without due notice or lapse of time or both) a material default under, any material instrument, contract or other arrangement to which the Buyer is a party or by which the Buyer is bound, the effect of which would be to enable a third party to enjoin the transactions hereby contemplated or to materially impair the Company's ability to perform its obligations under this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     4.4   Disclosure.
           ----------

     The Buyer has made available to counsel to Company Stockholders complete and accurate copies, as amended or supplemented, of (a) the Buyer's most recent annual report on Form 10-K and (b) all Forms 10-Q and 8-K filed by Buyer with the United States Securities and Exchange Commission (the "SEC") under Section 13 or 15 of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") since the end of its most recent fiscal year and up to the date of this Agreement and all proxy materials distributed to Buyer's stockholders since the most recent fiscal year end and up to the date of this Agreement ("Buyer Reports"). As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.5   Litigation.
           ----------

           (a) There is no material action, suit, proceeding or investigation to which the Buyer is a party (either as a plaintiff or defendant) pending or, so far as the Buyer is aware, overtly threatened, before any court, Governmental Entity or arbitrator;

           (b) The Buyer has not been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Buyer, which in either case (a) or (b) would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement, except in each case (a) or (b) for litigation disclosed in the Buyer's Reports, if any.

     4.6   Investment Representation.
           -------------------------

     The Buyer is acquiring the Shares from each Company Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof.

     4.7   Brokers' Fees.
           -------------

     Except as to fees or commissions payable by the Buyer to Bear Stearns & Co., the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     4.8   Survival.
           --------

     The foregoing representation of Buyer shall expire on July 1, 2000. Buyer shall have no liability for breach of these Warranties in this Section 4 unless the aggregate damage for all such breaches exceeds $500,000.



ARTICLE V



                             RESTRICTIVE COVENANTS

     5.1 For the purpose of assuring to the Buyer the full benefit of each of the Company and the Subsidiaries and in consideration for the Buyer agreeing to buy the Shares on the terms of this Agreement, each of the Warrantors undertakes to the Buyer that such Warrantor will not, without the prior written consent of the Buyer whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:

           (a) for a period of three years immediately following the Closing Date canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders for goods or services competitive with those supplied by the Company or any Subsidiary any person who at any time during the twelve months immediately preceding the date of the Closing Date is or was:

                 (i) a client or customer of any of the Company or any Subsidiary; or

                 (ii) in the habit of dealing with any of the Company or any Subsidiary,


where the orders relate to goods and/or services which are competitive with or of the type supplied by any of the Company or any Subsidiary at any time during the twelve months immediately preceding the Closing Date;

           (b) for a period of three years immediately following the Closing Date, contract with any person who at any time during the twelve months immediately preceding the Closing Date is or was:

                 (i) a client or customer of any of the Company or any Subsidiary; or

                 (ii) in the habit of dealing with any of the Company or any Subsidiary, in relation to goods and/or services which are competitive with or of the types supplied by the Company or any Subsidiary at any time during the twelve months immediately preceding the Closing Date;


           (c) for a period of three years immediately following the Closing Date, interfere, or seek to interfere, with the continuance of supplies to any of the Company or any Subsidiary from any supplier who has been supplying goods and/or services to the Company or any Subsidiary at any time during the twelve months immediately preceding the date of the Closing Date if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods and/or services;

           (d) for a period of three years immediately following the Closing Date solicit or entice, or endeavour to solicit or entice, away from any of the Company or any Subsidiary, or employ, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or was a consultant to, any of the Company or the Subsidiaries at the Closing Date or at any time during the period of one month immediately preceding the date of the Closing Date;

           (e) within (i) each of the countries in which the Company or any Subsidiary has an office and (ii) each other country in which the Company or any Subsidiary has sold goods and/or services in the period of one year immediately prior to the Closing Date, for a period of three years immediately following the Closing Date, be engaged, concerned or interested in, or provide technical, commercial or professional advice to, in competition to the Company or the Subsidiaries any other business which supplies goods and/or services which are competitive with and of the type supplied by any of the Company or the Subsidiaries at the Closing Date; provided that this restriction does not apply to prevent any of the Warrantors from holding shares or other securities in any company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 3 per cent of the votes which could be cast at a general meeting of such company; or

           (f) use in connection with any business any name which includes the name of any of the Company or the Subsidiaries or any colourable imitation of it.

     5.2 Each of the Warrantors acknowledges that such Warrantor has information in respect of the business and financing of the Company or the Subsidiaries and their dealings, transactions, affairs, plans and proposals, all of which information is, or may be, secret or confidential and important to such of the Company or the Subsidiaries. In this Article V such information is called "Confidential Information" and includes, without limitation, confidential or secret information relating to each of the Company's or the Subsidiaries' trade secrets, know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customer lists, customer relationships, computer systems and computer software. Each of the Warrantors further acknowledges that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of the Company or the Subsidiaries would place that of the Company or the Subsidiaries at a competitive disadvantage and would do damage (whether financial or otherwise) to its business. Each of the Warrantors accordingly agrees to enter into the restrictions contained in
Section 5.3.

     5.3 Each of the Warrantors undertakes that such Warrantor will not at any time after Closing Date:

          (a) disclose to any person except to those authorised by the relevant company to know;

          (b) use for the Warrantor's own purposes or for any purposes other than those of the relevant Company or the Subsidiaries; or

          (c) through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of,

          any Confidential Information of the Company or the Subsidiaries provided that these restrictions on each Warrantor will cease to apply to information which (otherwise than through the default of such Warrantor ) becomes available to the public generally.

     5.4  The Parties agree that each of the undertakings set out in this
Article V is separate and severable and enforceable accordingly and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind each of the Warrantors.


ARTICLE VI



                   INDEMNIFICATION AND WARRANTY LIMITATIONS

     6.1  Indemnification
          ---------------

     Subject to the provisions of this Article VI, the Warrantors shall jointly and severally indemnify the Buyer and shall hold the Buyer harmless against any and all losses, claims, and monetary damages, fines, penalties and expenses and costs suffered by the Buyer resulting from or relating to any breach of the Warranties given to the Buyer provided that such indemnity shall not render the Warrantors liable to the Buyer for any loss suffered by the Buyer in excess of the diminution in value of the Shares resulting from any breach of Warranty, together with any costs incurred in connection therewith and any interest awarded on any judgment in respect thereof. The indemnity given in this Section shall in the absence of fraud be the Buyer's sole remedy in relation to any such breach and (without prejudice to its rights under the indemnity contained in this Article 6.1) the Buyer shall be entitled upon the occurrence of any such breach to require the Warrantors to pay to the Company the amount of any loss, claim, monetary damages, fines, penalties, expenses and costs suffered or incurred by the Company and/or any Subsidiary which would not have been so suffered or incurred had there been no such breach.

     6.2  Method of Asserting Claims.
          --------------------------

          (a) All claims for indemnification under Section 6.1 for breach of Warranty or for payment under Section 2.8(b) ("Claim") by the Buyer pursuant to this Article VI shall be made in accordance with the provisions of this Section 6.2.

          (b) The Buyer shall give prompt written notification to the Warrantors of the commencement of any action, suit or proceeding relating to a third party claim in respect of which a Claim may be made under any of the Warranties. Within 20 days after delivery of such notification and before taking any action the Buyer shall consult with the Warrantors as to the defence of such action, suit or proceeding. The Buyer shall keep the Warrantors advised of the status of such action, suit or proceeding and the defence thereof and shall consider in good faith recommendations made by the Warrantors with respect thereto. The Buyer shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Warrantors such consent not to be unreasonably withheld or delayed Provided that where a Claim as aforesaid is made against the Warrantors or any of them and the Warrantors accept liability for such Claim then:

              (i) if Richard Little shall not be a director of the Buyer at such time; or

              (ii) if the Claim is made pursuant to Section 2.12

within 20 days after delivery of the notification referred to above, the Warrantors may (unless the relevant action, suit or proceeding involves a claim for injunctive relief against any company in the Group) upon written notice thereof to the Buyer assume control of the defence and upon so doing shall consult with the Buyer as to the defence of such action, suit or proceeding. The Warrantors shall keep the Buyer advised of the status of such action, suit and proceeding and to the defence thereof and shall consider in good faith recommendations made by the Buyer with respect thereto. The Warrantors shall not agree to any settlement or the entry of a judgement in any relevant action, suit or proceeding without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed. In deciding whether any consent hereunder is being withheld unreasonably all relevant circumstances shall be taken into account including primarily the requirement to maintain the goodwill of any relevant customer, and the strength of the defence of the relevant Company in the Group.

     6.3 (a) No Warrantor shall have any liability under or in respect of a Claim unless the aggregate amount of all such liabilities shall exceed the sum of US$500,000 (in which event the liability shall be for the full amount and shall not be limited to the amount of the excess); and the Warrantors shall not be liable for an individual Claim if the amount thereof shall be less than US$10,000 (and a Claim of less than US$25,000 shall not count in determining whether the said sum of US$500,000 shall have been exceeded);

          (b)  The total aggregate liability of the Warrantors:

               (i) under or in respect of all and any Claims shall be limited to 97.35% of the aggregate of the total consideration due to the Company Stockholders under this Agreement, which shall be calculated as the aggregate of the following:

                   (i)  US$30m;

                   (ii)  the lower of:

                         (1)  $60m and

                         (2)  the value of the 1,103,629 shares of Buyer Common
Stock issued as the Initial Shares calculated at the date upon which a Claim is due to be settled; and

                   (iii) the amount of the Additional Consideration if paid in cash or, if the Additional Consideration is satisfied by an issue of Buyer Common Stock, the lower of:

                         (1) the cash value of the Additional Consideration,
and;

                         (2) the value of the number of shares of Buyer Common
Stock issued as the Additional Consideration calculated at the date upon which a Claim is due to be settled.

and for this purpose the value of shares of Buyer Common Stock shall be the mid market closing price on the relevant day on the Nasdaq National Market and appropriate adjustments shall be made applying the principles set out in Section 1.4 if any of the stock split of similar events therein mentioned occur between issue of such shares and the date upon which the relevant valuation is to be made.

               (ii) notwithstanding Section 6.3(b)(i) (above) under or in respect of all and any Claims under Section 2.8 shall be limited to US$12,000,000 unless they arise in respect of the reorganisation of the Group referred to in paragraph 10 of the Disclosure Letter (when, for the avoidance of doubt, the limit in Section 6.3(b)(i) shall apply); and

               (iii) notwithstanding Section 6.3(b)(i) (above), under or in respect of all and any Claims other than any Claims under Section 2.8 or Section
2.12 (when, for the avoidance of doubt, the limit in Section 6.3(b)(i) shall apply) shall be limited to US$12,000,000.

          (c) No Company Shareholder shall have any liability under or in respect of any Claim unless written particulars thereof (giving full details of the specific matters in respect of which such Claim or Claims is made so far as then known to the Buyer) shall have been given to the Warrantors:

                (i) in relation to a Claim for breach of the Warranties other than those given in Sections 2.8 and 2.12 prior to July 2000;

                (ii) in relation to a Claim for breach of the Warranties given in Section 2.8 and any claim under Section 2.8(b) prior to July 2005; and

                (iii) in relation to a Claim for breach of the Warranties in
Section 2.12 prior to the third anniversary of the Closing Date,

                and unless legal proceedings in respect thereof have where practicable been commenced within six months of the date of service of such written particulars.

          (d) The Buyer admits that it has not entered into this Agreement in reliance upon any representation, warranty or promise other than those expressly incorporated in this Agreement.

          (e) The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss whether under the Warranties set out herein or otherwise under this Agreement.

          (f) Any amount paid by a Warrantor to the Buyer in respect of a Claim shall be treated as a reduction pro tanto in the consideration paid to that Warrantor.

          (g)   No Warrantor shall be liable for any Claim:

                (i) to the extent that the Claim or such claim or the subject matter of it is provided for in the Financial Statements or the Interim Financial Statements; or

                (ii) to the extent that it arises as a result of any alteration enactment or re-enactment of any statute, statutory instrument or other legislative or quasi legislative act or any change of law or published administrative practice or practice of any taxation authority which occurs after the Closing (including but without limitation any alteration in the rates of taxation); or

                (iii) to the extent that it is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable; or

                (iv) to the extent that it arises or is increased as a result of any change in the accounting policies or accounting practices of the Company or any Group Company after Closing; or

                (v) to the extent that it arises as a result of or is otherwise attributable to any voluntary act or omission (other than in the ordinary course of business) after Closing of the Buyer or the Company or any Group Company in circumstances in which the Buyer knew or ought reasonably to have known that such act or omission would occasion a Claim.

          (h) If a Warrantor pays to the Buyer or the Company or a Group Company an amount pursuant to a Claim and the Buyer or the Company or a Group Company subsequently recovers by way of cash payment, discount, credit or otherwise from a third party an amount in respect of a Claim which would have reduced or eliminated the amount payable in respect of that Claim had it been received before the payment by the Warrantor, then the Buyer shall forthwith repay to that Warrantor so much of the amount paid by that Warrantor as is equal to the amount (less the expenses, costs and fees incurred by the Buyer or the Company or the Group Company in recovering the amount from such third party) by which such Claim would have been reduced or if a Claim is eliminated the full amount (less the expenses, costs and fees incurred by the Buyer or the Company or the Group Company in recovering the amount from such third party so paid).

          (i) The sole remedy of the Buyer for breach of the Warranties shall be in damages or pursuant to the indemnity contained in Section 6.1 and the Buyer shall not be entitled to rescind this Agreement.

          (j) Where a Claim arises under Section 2.12(a)(xii) as a result of a claim by a customer of a Subsidiary the amount claimed shall not cover the costs to the Buyer and/or the relevant Subsidiary in rectifying the defect giving rise to the Claim but shall extend to further or other amounts of which the relevant Subsidiary shall be liable in law to the customer in question but such further or other amounts shall be reduced by the amount of the licence fee paid to the Group by such customer.

          (k)    None of the limitations contained in Section 6.2 or this
Section 6.3 shall apply to:

                 (i) any Claim arising under Section 2.8, except the limitations contained in Sections 6.3(b) and 6.3(c)(ii); or

                 (ii) any Claim or claim for payment under Section 2.8(b) which results from the fraud of any of the Company Stockholders or the deliberate or wilful withholding of information by any of the Warrantors from the Disclosure Letter.

          (l) Nothing disclosed in the Disclosure Letter shall qualify or otherwise affect the liability of the Warrantors under or pursuant to Section 2.8(b).

          (m) No Warrantor shall be liable under Article II or Section 6.1 for any amount in excess of the value of the total consideration due to him under this Agreement and, for this purpose only, the amount due to Fiscal Services International shall be deemed to be due to Richard Little (and the value of the consideration due to a Warrantor shall be determined by applying the principles mutatis mutandis set out in Section 6.3(b)(i)).

          (n) Where it falls to be determined whether a Claim exists by reference to either (i) an amount specified in sterling or US$ in Article II, or
(ii) a limitation in liability based on a US$ amount contained in Section 6.3(a) or (b) and the matter which does or may give rise to the Claim falls to be measured in a currency different from sterling or US$ in the case of the application of paragraph (i) or US$ in the case of the application of paragraph
(ii), then the amount in question shall be converted at the exchange rate appearing in the Financial Times for the relevant currency and sterling and/or US$ (as the case may be) on the date upon which the Claim is made upon the Warrantors.

     6.4  Survival.
          --------

          (a) Unless otherwise specified in this Section 6.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms. Nothing contained in this Agreement shall release the Buyer from its common law duty to mitigate loss.

          (b) The warranties of the Warrantors set forth in Articles II and III above and the indemnification obligations set forth in this Article VI shall survive the Closing and the consummation of the transactions contemplated hereby of the Closing Date (in the case of all other warranties and the indemnification obligations relating to the foregoing provisions).

          (c) The date on which any particular warranty or indemnification obligation of each of the Warrantors terminates shall be referred to herein as the

"Termination Date." If a notice of a claim is given in accordance with the notice provisions of this Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

          (d) The warranties of the Buyer set forth in Article IV above (i) shall survive the Closing and the consummation of the transactions contemplated hereby and (ii) shall not be affected by any examination made for or on behalf of the Warrantors or the knowledge of any of the Warrantors.

     6.5  Set-off.
          -------

          The Buyer shall be entitled to set-off against the Additional Consideration due to be paid following Closing any amounts due to the Buyer in respect of any claim under the Warranties or the indemnities contained in this
Article VI (subject to the limitations contained in this Article VI) which has not been previously paid or satisfied by the Warrantors in accordance with the terms of this Agreement.


ARTICLE VII



                            POST CLOSING COVENANTS

     7.1  Director Appointment.
          --------------------

          As soon as is reasonably practicable following Closing, Richard Little shall be appointed to the board of directors of the Buyer.

     7.2  Operation of the Company Post-Closing.
          -------------------------------------

          During the Applicable Period (as defined in Part 3 of Schedule II below) the Buyer shall conduct the business diligently and shall make all business decisions and actions impacting on the Additional Consideration in good faith and not for the intended or primary purpose of reducing the amount of the Additional Consideration. In no event shall any decision or actions taken for clearly legitimate business reasons that are approved in good faith by the Buyer's board of directors or CEO after consultation with Peter Little or the Stockholders' Representative (or in the case of an action that is reasonably likely to have a significant adverse effect on the Additional Consideration, after agreement with Peter Little or the Stockholders' Representative), or which Peter Little or the Stockholders' Representative does not object in writing within 30 days of such consultation, be deemed to have been taken in violation of the preceding covenant. In the event that such a timely objection is made, however, and it can be shown that the action or decision was taken during the Applicable Period in violation of the preceding covenant, then the Applicable Licensing Revenues (as defined in Part 3 of Schedule II below) shall be adjusted to add to the Applicable Licensing Revenues those revenues that would have been Applicable Licensing Revenues had such actions or decisions not been taken by the Buyer. Absent agreement on such adjustment, either party may apply for an Independent Accountant to resolve such dispute in the same manner as contemplated by Section 9.8 of the Agreement. There shall be no other limitations or restrictions on the Buyer's freedom of business activity following the Closing other than as expressly set out above or otherwise contained in this Agreement. The Buyer further covenants that during the Applicable Period the Company Stockholders shall be entitled to nominate and maintain one director on the board of directors of the Buyer and of any or all of the former Company Subsidiaries (Richard Little being the first such nominee appointee to the board of directors of the Buyer in accordance with Section 7.1.)

     7.3  Transfer Restriction on Additional Consideration.
          ------------------------------------------------

          If the Additional Consideration is to any extent paid in shares of common stock of the Buyer, then each Company Stockholder or assignee thereof receiving same from the Stockholders' Representative shall not resell in any calendar month more than 1/3 of the aggregate number of such shares received by such Company Stockholder or assignee. The Buyer may place legends and transfer instructions reflecting such restriction. Such shares of common stock of the Buyer shall be registered as provided in the Registration Rights Agreement attached to this Agreement.

     7.4  Adjustment of Additional Consideration.
          --------------------------------------

          Each Company Stockholder hereby irrevocably authorizes the Stockholders' Representative to attend to all matters pertaining to the Additional Consideration, including without limitation making any and all determinations required to be made on behalf of the Company Stockholders as to such Additional Consideration, settling any disputes with respect to the determination of the amount, if any, of Additional Consideration due, and negotiating with the Buyer any changes to Schedule II Part 3 that Stockholders' Representative deems equitable or appropriate, and agreeing with the Buyer on any point of interpretation regarding Schedule II Part 3. Each Company Stockholder hereby irrevocably releases Stockholders' Representative from any and all liability for so acting.

     7.5  Payment of Additional Consideration.
          -----------------------------------

          The Buyer shall pay the Additional Consideration in accordance with
Part 3 of Schedule II.

ARTICLE VIII



                        DEFINITIONS and INTERPRETATION

     8.1  Definitions.
          ------------

          For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                             Section
-----------------------------------------------  ------------------------

     Additional Consideration                    1.4
     Affiliate                                   8.2(f)
     Agreement                                                     Introduction
     Agreement Date                              Introduction
     Balance Sheet Date                          2.5
     Braid Subsidiaries                          2.4
     Business Entity                             2.4
     Buyer                                       Introduction
     Buyer Common Stock                          1.4
     Buyer Reports                               4.4
     Cash Payment                                                  1.4
     Certificates                                1.3(a)
     Claim                                       6.2(a)
     Closing                                     1.1
     Closing Date                                1.3
     Company                                     Preliminary Statement
     Company Registered Intellectual Property    2.10
     Company IP Rights                           2.10
     Company IP Rights Agreement                 2.10
     Company Stockholders                        Introduction
     Confidential Agreement                      5.2
     Disclosure Letter                           Article II
     Dollars/$                                   8.2(e)
     Employees                                   2.17(a)
     Employment Agreements                       6.2(f)
     Environmental Law                           2.17(a)
     ERA                                                           2.19(d)
     Exchange Act                                4.4
     Event                                       2.7
     Executive Scheme                            2.26
     Financial Statements                        2.5

     Governmental Entity                         2.3
     Independent Accountant                      8.2(f)
     Group Company                               9.8
     Initial Shares                              1.4
     Intellectual Property                       2.10(a)
     Intellectual Property Rights                2.10
     Interim Financial Statements                2.5
     in the agreed form                          8.2(a)
     Liabilities                                 2.10
     Ordinary Course of Business                 2.6
     Other Sellers                               Introduction
     Other                                       5.2
     Parties                                     Introduction
     Pension Schemes                             2.26
     Plan                                        2.26
     Pounds/$                                    8.2(e)
     Purchase Price Adjustment                   1.4
     Related Party Transactions                  2.22
     Relief                                      2.7
     SEC                                         4.4
     Securities Act                              2.3
     Security Interest                           2.3
     Shares                                      Preliminary Statement
     Software                                    7.3
     Stockholder's Representative                1.6
     Stock Options                               2.2
     Stock Value                                 Schedule II, Part 2
     Subsidiaries                                2.4
     Tax Returns                                 2.8
     Taxation                                    2.7
     Taxes                                       2.8
     Termination Date                            6.4(c)
     Total Initial Shares                        Schedule II, Part 2
     Trustee                                     1.1
     UK GAAP                                     2.5
     Warranties                                  Article II
     Warrantors                                  Introduction

     8.2  Interpretation
          --------------

          Except where the context otherwise requires:

          (a) References to documents "in the agreed form" shall be in the form of the document initialled by each of the parties hereto or by their respective legal advisers for the purposes of identification only.

          (b) References to Sections, subsections and schedules in this Agreement are references to Section, subsections and schedules of this Agreement.

          (c) References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or the provisions by which they have been replaced (before the date hereof) and shall include any provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned before the date hereof.

          (d) References to the masculine shall include a reference to the feminine and/or neuter and vice versa and references to the singular shall include the plural and vice versa.

          (e) References in this Agreement to "$," or "Pounds" shall mean pounds sterling and references to "$" or "Dollars" shall mean the lawful currency of the United States.

          (f) References to "Group Company" shall mean the Company and its Affiliates. In this Agreement, the term "Affiliates" shall mean (A) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual and (ii) his or her spouse and
(iii) any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals, or (B) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity.

          (g) References to Charters and Bye-Laws shall include a reference to the relevant constitutional documents of each of the Group Companies.


ARTICLE IX



                              GENERAL PROVISIONS

     9.1  Press Releases and Announcements.
          --------------------------------

          No party to this Agreement shall issue any press release, public statement or announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Warrantors (such approval not to be unreasonably, withheld or delayed) provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.2  No Third Party Beneficiaries.
          ----------------------------

          This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     9.3  Entire Agreement.
          ----------------

          This Agreement and the exhibits and schedules attached hereto and any other agreements entered into pursuant to this Agreement, by and between the Buyer and the Company Stockholders, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of this Agreement.

     9.4  Succession and Assignment.
          -------------------------

          This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     9.5  Counterparts.
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.6  Headings.
          --------

          The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7  Notices.
          -------

          All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company Stockholders:       Copy to:
     ------------------------------        -------

     Richard Little                        Brobeck Hale and Dorr
     c/o Messrs Conyers Dill & Pearman     International
     Clarenden House                       Hasilwood House
     2, Church Street                      60 Bishopsgate
     Hamilton HM11                         London EC2N 4AJ
     Bermuda

     Attn: Julia Bracewell

     If to the Buyer:                      Copy to:
     ---------------                       -------

     TSI International Software            Fenwick & West
     45 Danbury Road                       Two Palo Alto Square
     Wilton                                Palo Alto
     Connecticut 06897-0840                CA 94306
     USA                                   USA

     Attn:  Connie Galley                  Attn:  David Healy

     Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telescopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8  Independent Accountant.
          ----------------------

          If there is any dispute as to the calculation of the equitable adjustment to the number of the Buyer Shares to be issued as Additional Consideration or pursuant to the exchange of Option referred to in Section 1.6 then where provided for by and in accordance with those provisions that dispute shall be referred to an independent firm of accountants based in London (the "Independent Accountants"). Within 10 days of such notice the Buyer and the Company Stockholders shall designate in writing the Independent Accountants to resolve the dispute, provided that if the appointment cannot be agreed by the Buyer and the Company Stockholders the Independent Accountants shall be selected by the President for the time being of the Institute of Chartered Accountants of England and Wales on the application of either party. The Independent Accountants shall act as expert and not as arbitrator and their decision shall, in the absence of manifest error, be final and binding on the parties. The costs of the Independent Accountants shall be paid by the Company and the Parties agree to give all reasonable co-operation and, to the extent relevant and necessary, full access to their books, records, property and personnel and those of the Company and the Subsidiaries for such purpose.

     9.9  [DELIBERATELY LEFT BLANK]

     9.10  Governing Law.
           -------------

           Save as provided in Section 9.8 above, any controversy or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and construed in accordance with the laws of England and Wales and the parties hereto irrevocably agree to submit to the non-exclusive jurisdiction of the courts of England and Wales.

     9.11  Amendments and Waivers.
           ----------------------

           The Parties may mutually amend any provision of this Agreement at any time by a written instrument signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.12  Expenses.
           --------

           The Buyer shall bear its own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer shall pay an amount equal to the costs and expenses of the Company Stockholders (including fees and expenses of their respective legal, accounting and financial advisers) properly incurred by them in connection with this Agreement and the transaction contemplated hereby at Closing up to a maximum amount of US$2,265,000.

     9.13  Construction.
           ------------

           The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.14  Incorporation of Exhibits and Schedules.
           ---------------------------------------

           The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.15  Further Assurance
           -----------------

           The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to Closing to vest in the Buyer legal and beneficial ownership of the Shares, to vest in the Stockholders Representative the Buyer Common Stock and the Additional Consideration in accordance with this Agreement and otherwise to give effect to its terms.

     9.16  Appointment of Agent for Service
           --------------------------------

     (a) The Warrantors irrevocably appoint in the case of each of them, Michael Petman, c/o Petman Smith, 79 Knightsbridge, London SW1X 7RE to be their agent for the service of process in England. Each Warrantor agrees that any document may be effectively served on them in connection with proceedings in England and Wales by service on their agent and submit to the non-exclusive jurisdiction of the courts of England and Wales.

     (b) The Buyer hereby irrevocably appoints Excellet Investments Limited, c/o Eversheds, Senator House, 85 Queen Victoria Street, London EC4V 4JL to be its agent for the service of process in England. The Buyer agrees that any document that may be effectively served on it in connection with proceedings in England and Wales by service on its agent and submits to the non-exclusive jurisdiction of the Courts of England and Wales.

                                   SCHEDULE 1

                                     Part 1
                                 The Warrantors

Name                                        Address                   Company Common Stock
----                                        -------                   --------------------
Richard Little                  c/o Conyers Dill & Pearman
                                Clarenden House
                                2, Church Street
                                Hamilton HM11
                                Bermuda

Peter Little                    61 Nasmyth Street                     682,192
                                London  W6 0HA

Patrick Ronayne                 5 Warren Road                         652,400
                                London  E11 2LX


                                           Part 2
                                      Other Sellers


Name                                        Address                   Company Common Stock
----                                        -------                   --------------------

Fiscal Services International   PO Box 811                            2,205,825
as Trustees of the Little No.   Queens House
 1                              Don Road
Trust                           St Helier
                                Jersey  JE4 0TH

Fiscal Services International   PO Box 811                            2,457,924
as Nominee for Richard Little   Queens House
                                Don Road
                                St Helier
                                Jersey  JE4 0TH

Mr Jayesh Patel                 c/o Braid PTE Ltd                     10,220
                                12-04 Keck Seng Tower
                                133 Cecil Street
                                Singapore
                                069535


Mr Wayne Meikle                 8 Wilderness Mount                    25,200
                                Sevenoaks
                                Kent  TN13 3QS

Ms Susan Finn                   Merrilies Cottage                     25,900
                                Vicarage Hill
                                Farnham
                                Surrey   GU10 3QS

Mr Stuart Haddow                4 Winford Mews                        9,800
                                Rochester
                                Kent   ME1 3NL

Mr Karl Briers                  18 Belmont Avenue                     9,660
                                Palmers Green
                                London   N13 4HD

Mr Jonathan Cheetham            38 Hollow Lane                        11,200
                                Chesham Bois
                                Bucks.   HP6 6DP

Mr George Malcolm Roger         Glaston House                         61,600
Graham                          Glaston Green
                                Bishop Stortford
                                Herts.
                                CM22 7QS

Mr Mark Rudland                 Dandilions                            9,800
                                2 Dawney Hill
                                Pirbright
                                Surrey   GU24 0JB

     SCHEDULE II
     -----------

                                             Part 1

                                Cash Payments to Company Stockholders



Name                                             Amount
----                                             ------

Fiscal Services International                    US$10,739,654
as Trustees of the Little No. 1 Trust

Fiscal Services International                    US$13,967,737
as Nominee for Richard Little

Peter Little                                     US$1,320,767

Patrick Ronayne                                  US$3,176,383

George Malcolm Roger Graham                      US$299,916

Wayne Meikle                                     US$122,693

Susan Finn                                       US$126,101

Jayesh Patel                                     US$49,759

Karl Briers                                      US$47,032

Jonathan Cheetham                                US$54,530

Mark Rudland                                     US$47,714

Stuart Haddow                                    US$47,714

                                    Part 2
                                Initial Shares

Name                                                     Number of Buyer Common Stock
----                                                     ----------------------------
Fiscal Services International                            395,086
as Trustees of the Little No.1 Trust

Fiscal Services International                            433,648
as Nominee for Richard Little

Peter Little                                             128,779

Patrick Ronayne                                          116,853

George Malcolm Roger Graham                              11,033

Wayne Meikle                                             4,514

Susan Finn                                               4,639

Jayesh Patel                                             1,831

Karl Briers                                              1,730

Jonathan Cheetham                                        2,006

Mark Rudland                                             1,755

Stuart Haddow                                            1,755

                                    Part 3

                           Additional Consideration


The Additional Consideration shall consist of the following, at Buyer's sole option: (i) cash in the amount of the Designated Value (as defined below) and/or
(ii) such whole number of shares of common stock of the Buyer as is as near as may be equal in value to the Designated Value and for this purpose the value of a share of Buyer Common Stock shall be the average closing price of the Buyer Common Stock on The NASDAQ Stock Market for the fourteen (14) trading days ending on the business day five calendar days prior to the date upon which the Additional Consideration is paid in the case of cash or delivered in the case of stock under the terms of this Part 3, or in some combination of cash or such stock aggregating in value to the Designated Value, with the value of the stock consideration determined as set out above.

The Additional Consideration shall, if due hereunder, be paid to the Stockholders' Representative in accordance with Section 1.6c of the Agreement no later than the date that Buyer files its quarterly report on Form 10-Q for the period ended March 31, 2000.

In the event that the Applicable Licensing Revenues (as defined below) for the Applicable Period (as defined below) (plus the increase in deferred Applicable Licensing Revenues from that at February 28, 1999 to that at March 31, 2000, if any) (collectively the "Credited Revenues") are equal to or greater than 90% of the Braid Operating Plan Revenue Amount (as defined below) the Designated Value shall be equal to US$20,000,000 (Twenty Million Dollars); in the event that the Credited Revenues are less than or equal to 50% of the Braid Operating Plan Revenue Amount, the Designated Value shall be equal to $0.00; and in the event that the Credited Revenues are less than 90% of the Braid Operating Plan Revenue Amount but are greater than 50% of the Braid Operating Plan Revenue Amount, the Designated Value shall be equal to $500,000 (1/40th of US$20,000,000 (Twenty Million Dollars)) multiplied by the number of percentage points (including partial percentage points) that the Credited Revenues exceed 50% of the Braid
Operating Plan Revenue Amount.   For example, if the Credited Revenues are 50.9%
of the Braid Operating Plan Revenue Amount the Designated Value shall be $450,000.00 (.9 x $500,000); if the Credited Revenues are 51% of the Braid Operating Plan Revenue Amount the Designated Value shall be $500,000 (1 x $500,000); if the Credited Revenues are 89% of the Braid Operating Plan Revenue Amount the Designated Value shall be $19,500,000 (39 x $500,000); and if the Credited Revenues are equal to or above 90% of the Braid Operating Plan Revenue Amount the Designated Value shall be $20,000,000.

Notwithstanding the foregoing, in the event that (a) Buyer is acquired in a business combination (whether accomplished by merger, tender offer, share exchange or purchase of substantially all Buyer assets or stock) and following the closing thereof ("Closing") the shareholders of Buyer collectively hold less than a majority interest in the acquiring entity or the parent thereof ("Change of Control Transaction"), (b) such acquiring entity or parent or subsidiary thereof is prior to Closing in the business of offering products that compete with the Company Software, (c) the date of the Closing of the Change of Control Transaction ("Closing Date") occurs prior to March 31, 2000; and (d) the Applicable Licensing Revenues for the portion of the Applicable Period ending on the Closing Date (plus the increase in deferred Applicable Licensing Revenues from that at February 28, 1999 to that at the Closing Date, if any) exceeds the Predicted Braid Operating Plan Revenue Amount (as defined below), then the Designated Value shall be equal to US$20,000,000 (Twenty Million Dollars) and the Additional Consideration shall be paid to the Stockholders' Representative in accordance with Section 1.6c of the Agreement no later than the date that Buyer or the acquiror or parent thereof files its report on Form 10-Q for the period including the Closing Date. If the Applicable Licensing Revenues for the portion of the Applicable Period ending on the Closing Date (plus the change in deferred Applicable Licensing Revenues from that as February 28, 1999 to that at the Closing Date, if any) do not exceed the predicted Braid Operating Plan Revenue Amount then the above provisions of this paragraph shall not apply and the Designated Value shall be calculated and payable in accordance with the remaining provisions of this Schedule. If payment of the Designated Value is made under this paragraph, then no further payments shall be payable under any other paragraph in this Schedule.

Notwithstanding anything in Section 9.3 of the Agreement to the contrary, for the purpose of this Part 3, the following terms shall have the indicated meanings:

The Applicable Period shall be that thirteen (13) month period beginning on March 1, 1999 and ending on March 31, 2000.

The Braid Operating Plan Revenue Amount shall mean the sum of $15,121,000.

Predicted Braid Operating Plan Revenue Amount shall mean the revenue predicted in the Information Memorandum for the period after March 1, 1999 to the Closing Date (including the pro rata revenue for any quarter not completed).

The Company Software shall mean the products known as "Braid Messenger", "Freeway", "Gemini" and "Nimbus" and successor products. "Successor Products" shall mean any computer program, source code (high-level language version of any item or component of computer software in a form in which the program logic is easily deduced by a human being) or object code (computer executable version of any item or component of software) which contains any of the source code of the Company Software whether or not it was developed by or on behalf of the Company, the Subsidiaries, the Buyer or any of their Affiliates.

The Financial Services Division shall mean all people employed by the Company or any of the Subsidiaries at the date of this Agreement and their successors (the "Braid Team") and new people employed to work as part of the Braid Team together with persons employed from time to time by the Buyer or its Subsidiaries engaged in the sale of the company software.

Applicable Licensing Revenue shall mean all software licensing revenue (whether from Company Software or other Buyer software), as determined under U.S. GAAP and incorporated into the Company's revenues as reported in consolidated financial statements filed with Company's 1934 Act Reports, generated by the activities of the Financial Services Division or resulting from the licensing of Company Software, subject to adjustment as provided in Section 9.3 of the Agreement. For the avoidance of doubt, (i) revenue from consulting services or maintenance or support services and (ii) revenue attributable to term use contracts for the Buyer's KEY/master products, shall not be deemed to be software licensing revenue. In the event of any restructuring of the Buyer or the Financial Services Division by the addition or the elimination of a material number of personnel (by that restructuring or by a series of restructurings) other than as contemplated in the mutually agreed Braid Operating Plan for the Applicable Period, or in the event of the acquisition of any company or business affecting the Financial Services Division, or in the event that the Buyer takes another business decision that is materially likely to result in a material reduction in the Additional Consideration and that is not taken to address a material failure of the Financial Services Division to be on plan, Buyer and Stockholders' Representative will in good faith discuss an equitable adjustment to this Part 3 so as to achieve as nearly as is possible the intended purpose of the foregoing provisions in the new or changed circumstances. Absent agreement on such adjustment, either party may apply for an Independent Accountant to resolve such dispute in the same manner as is contemplated in Section 9.8 of the Agreement.

Buyer shall have the discretion to pay the Additional Consideration in full at any time before it becomes due in accordance with this Schedule.

      SCHEDULE III
      ------------



                           [DELIBERATELY LEFT BLANK]

      SCHEDULE IV
      -----------

                                    Part 1

                            Details of the Company




Name:                                  Braid Group Limited

Registered Office:                     Clarendon House, 2 Church Street, Hamilton HM, Bermuda

Registered Number:                     EC 24200

Authorised Share Capital:              US$12,000,000 divided into 12,000,000 Ordinary Shares of $1.00 each

Issued Share Capital:                  US$6,161,721

Directors:                             Richard Little
                                       David J Doyle

Secretary:                             Catherine Lymbery
                                       Andre J Dill (Assistant)

Charges:                               None

Auditors:                              PricewaterhouseCoopers

                                         Part 2

                                  Details of the Subsidiaries



Name:                                  Braid Systems Limited

Registered Office:                     114 Rochester Row, London SW1P 1JQ


Registered Number:                     01293378

Authorised Share Capital:              $100,000 divided into 1,000,000 Ordinary Shares of ,0.10 each

Issued Share Capital:                  $14,128.20 divided into 141,282 Ordinary Shares of $0.10 each

Directors:                             Geoffrey Chick
                                       Peter Little
                                       Richard Little
                                       Wayne Meikle
                                       Patrick Ronayne
                                       Peter Jones
                                       Debra Payne
                                       Peter Miller

Non-executive Director:                George Graham

Secretary:                             Patrick Ronayne

Charges:                               Midland Bank - Fixed Charge over Book Debts and other debts created 3
                                       December 1997

Auditors:                              PricewaterhouseCoopers

Status                                 Active

                                     Part 2

                                Details of the Subsidiaries



Name:                                  Braid Limited


Registered Office:                     114 Rochester Row, London SW1P 1JL

Registered Number:                     1996102

Authorised Share Capital:              $100 divided into 100 Ordinary Shares of $1.00 each

Issued Share Capital:                  $2 divided into 2 Ordinary Shares of $1.00 each

Directors:                             Peter Little
                                       Richard Little

Secretary:                             Patrick Ronayne

Charges:                               None

Status                                 Dormant

                                     Part 2

                                Details of the Subsidiaries



Name:                                  Braid Limited

Registered Office:                     Nine Queen's Road, Suite 605-6, Central, Hong Kong

Registered Number:                     535764

Authorised Share Capital:              HK$10,000 divided into 10,000 Ordinary Shares of HK$1.00 each

Issued Share Capital:                  HK$10,000 divided into 10,000 Ordinary Shares of HK$1.00 each

Directors:                             Africa Services Limited
                                       Europe Services Limited

Secretary:                             ICS Corporate Secretaries Limited

Charges:                               None

Auditors:                              P. L. Au & Co.

Status                                 Active

                                     Part 2

                                Details of the Subsidiaries



Name:                                  Braid PTE Ltd

Registered Office:                     135 Middle Road, #05-13/14 Bylands Building, Singapore

Registered Number:                     199604745W

Authorised Share Capital:              S$100,000 divided into 100,000 Ordinary Shares of S$1.00

Issued Share Capital:                  S$50,000 divided into 50,000 Ordinary Shares of S$1.00 each

Directors:                             Richard Little
                                       Ian Spurdle

Secretary:                             Wong Yhui Kong
                                       Low Kow Poo

Charges:                               None

Auditors:                              PricewaterhouseCoopers

Status                                 Active

                                     Part 2

                                Details of the Subsidiaries



Name:                                  Braid Systems PTY Ltd

Registered Office:                     c/o PricewaterhouseCoopers, 5th Floor, 215 Spring Street, Melbourne,
                                       Victoia 3000, Australia


Registered Number:                     071 095 684

Authorised Share Capital:              A$10,000,000 divided into 10,000,000 Ordinary Shares of A$1.00 each

Issued Share Capital:                  $100 divided into 100 Ordinary Shares of A$1.00 each

Officers:                              Richard Little
                                       Wayne Meikle
                                       Nigel Paul Thomas

Charges:                               None

Auditors:                              PricewaterhouseCoopers

Status                                 Active

                                     Part 2

                                Details of the Subsidiaries



Name:                                     Braid Inc

Registered Office:                        Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle,
                                          Delaware 19801, USA

Federal Tax ID:                           06-1186306

State ID:                                 423084

Authorised Share Capital:                 US$10 divided into 1,000 shares of Common Stock

Issued Share Capital:                     US$10

Directors:

Secretary:

Charges:

Status                                    Active

                                         Part 2

                                Details of the Subsidiaries



Name:                                  Braid Systems, Inc

Registered Office:                     Company Corporation

Registered Number:

Authorised Share Capital:              US$10 divided into 1,000 shares of Common Stock

Issued Share Capital:                  US$10

Directors:

Secretary:

Charges:

Status                                 Dormant

                                         Part 2

                                Details of the Subsidiaries



Name:                                  Braid Limited

Jurisdiction of Incorporation          Bahamas

Registered Office:                     Nine Queen's Road, Suite 605-6, Central, Hong Kong

Registered Number:                     59,162 B

Authorised Share Capital:              US$5,000 divided into 5,000 Ordinary Shares of US$1.00 each

Issued Share Capital:                  US$2 divided into 2 Ordinary Shares of US$1.00 each

Directors:                             Orient Investments Limited, Pacific Investments Limited

Secretary:                             ICS Secretaries Limited

Charges:                               None

Status                                 Dormant

     SCHEDULE V
     ----------

                                Share Option Exchange Details


Name                                    Stock Option
----                                    ------------

                                  SCHEDULE VI
               Part I - Details of English Properties and Leases





      Property Address                   Details of Lease                                Disclosure       Use
      ----------------                   ----------------                                ----------       ---
                                                                                         Bundle
                                                                                         ------
                                                                                         Ref.
                                                                                         ----
1.     Buckingham House                 Lease dated 21 October 1998 between              Section B        Offices
       62/63 Queen Street               Starlight Investments Limited (1) and Braid      Tab 2.7
       London EC4                       Systems Limited (2) relating to the Lower
                                        Ground and Ground Floor Offices


2.      114-116 Rochester Row           Lease dated 17 December 1998 between Bail        Section B        Offices
        and 1 Willow Place              Investments S.A. (1) and Braid Systems           Tab 2.7
        London SW1                      Limited (2) relating to the First Floor

                                        Assignment of Lease dated 15 October 1998        Section B        Offices
                                        between Eden Brown Recruitment Limited (1)         Tab 2.7
                                        and Braid Systems Limited (2) relating to
                                        the Second Floor

                                        Lease dated 3 August 1990 between Notcharrow     Section B        Offices
                                        Limited (1) and Braid Systems Limited (2)         Tab 2.7
                                        relating to the Third and Fourth Floors

                                        Lease dated 3 August 1990 between Notcharrow     Section B        Offices
                                        Limited (1) and Braid Systems Limited (2)        Tab 2.7
                                        relating to the Fifth Floor



                                                     SCHEDULE VI
                                    Part II - Details of Foreign Properties and Leases




      Property Address                   Details of Lease                       Disclosure       Use
      ----------------                   ----------------                       ----------       ---
                                                                                Bundle
                                                                                ------
                                                                                Ref.
                                                                                ----
1.    24th Floor                        Lease dated May 1997 between Madison    Section C        Offices
      275 Madison Avenue                40 Associates, L.P. (1) and Braid,      Tab 2.4
      Manhattan                         Inc. (2)
      New York
      U.S.A.


2.    12th Floor                        Lease dated 8 April 1997 between Keck   Section E        Offices
      133 Cecil Street                  Seng Tower Pte Ltd (1) and Braid Pte    Tab 2.4
      #12-04 Keck Seng Tower            Ltd (2)
      Singapore


3.    6th Floor                         Lease dated 7 July 1997 between Asian   Section F        Offices
      492 St Kilda Road                 Pacific Building Corporation Pty Ltd    Tab 2.4
      Melbourne                         (1) and Braid Systems Pty Ltd (2)
      Australia


                                        Sub-Let Agreements for 6 and 12         Section F        Offices
                                        months from 15 July 1997 between        Tab 2.4
                                        Braid Systems Ltd (1) and MaxTrak
                                        Technology Pty. Ltd (2) relating to
                                        parts of the 6th Floor

                                        Sub-Let Agreement for 12 months from    Section F        Offices
                                        10 August 1997 between Braid Systems    Tab 2.4
                                        Ltd (1) and Rok Technology Pty. Ltd
                                        (2) relating to part of the 6th Floor

      Suite 4                           Lease dated 29 June 1998 between        Section F        Offices
      Level 12                          N.E.C. (Constructions) Pty Limited      Tab 2.4
      100 Walker Street                 (1) and Braid Systems Pty Limited (2).
      North Sydney
      Australia

TSI INTERNATIONAL
SOFTWARE LIMITED.

By:

Title:



Signed by RICHARD LITTLE

Signed by PETER LITTLE

Signed by PATRICK RONAYNE

Signed by GEOFF CHICK

Signed by PHILIP LITTLE

Signed by KARL BRIERS

Signed by JAYESH PATEL

Signed by JONATHAN CHEETHAM

Signed by WAYNE MEIKLE

Signed by GEORGE MALCOLM ROGER GRAHAM

Signed by SUSAN FINN

Signed by STUART HADDOW

Signed by MARK RUDLAND